UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.




                                   FORM U5S




                                 ANNUAL REPORT

                     For the Year Ended December 31, 2002



                             Filed pursuant to the
                 Public Utility Holding Company Act of 1935 by


                          Alliant Energy Corporation

                             4902 N. Biltmore Lane
                         Madison, Wisconsin 53718-2132

      (Name and address of each registered holding company in the system)

                                                     CONTENTS


  Item                                                                                             Page
  ----                                                                                             ----

   1.     System Companies and Investments Therein as of December 31, 2002                          3

   2.     Acquisitions or Sales of Utility Assets                                                   10

   3.     Issue, Sale, Pledge, Guarantee or Assumption of System Securities                         11

   4.     Acquisition, Redemption or Retirement of System Securities                                15

   5.     Investments in Securities of Nonsystem Companies as of December 31, 2002                  17

   6.     Officers and Directors as of December 31, 2002                                            19

          Part I.  Name, Principal Business Address and Positions Held as of December 31, 2002      19

          Part II.  Financial Connections as of December 31, 2002                                   32

          Part III.  Compensation and Other Related Information                                     32

   7.     Contributions and Public Relations                                                        33

   8.     Service, Sales and Construction Contracts                                                 33

          Part I.  Intercompany Sales and Service                                                   33

          Part II.  Contracts to Purchase Services or Goods Between any System Company              34
                          and any Affiliate

          Part III.  Employment of any Person by any System Company for the Performance             34
                           on a Continuing Basis of Management Services

   9.     Exempt Wholesale Generators and Foreign Utility Companies                                 34

  10.     Financial Statements and Exhibits                                                         40

          Consolidating Financial Statements and Notes                                              40

          Exhibits                                                                                  40

          Signature                                                                                 43

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002

                                                                                                 Number of     Voting      Issuer/
                                                                                               Common Shares    Power/   Owner Book
                                                                                                  Owned by    Ownership   Value (in
                   Name of Company                                                              Direct Owner     (C)      thousands)
------------------------------------------------------------------------------------------------------------------------------------
Alliant Energy Corporation (Alliant Energy)

 Interstate Power and Light Company (IP&L) (f/k/a  IES Utilities, Inc.)                           13,370,788      100%     $886,669
                              Secured and Unsecured Debt                                                                    864,780
    EnviroGas LP (A)                                                                                     (*)       50%          580
    IPL SPE LLC (f/k/a IESU SPE LLC)                                                                     (*)      100%           20
        Alliant Energy SPE LLC (Remainder owned by WPL SPE LLC)                                          (*)       50%           10

 Wisconsin Power and Light Company (WP&L)                                                         13,236,601      100%      766,980
                              Secured and Unsecured Debt                                                                    524,100
    South Beloit Water, Gas & Electric Company (South Beloit)                                         24,400      100%       39,590
        American Transmission Company, LLC (ATC LLC) (Also owned by WPL                                  (*)        --      393,502
           Transco LLC and ATC Management Inc.)
    Wisconsin River Power Company                                                                     46,800       50%       19,213
    Wisconsin Valley Improvement Company                                                              18,612       12%        1,793
    WPL Transco LLC                                                                                      (*)      100%      119,693
        ATC LLC (Also owned by South Beloit and ATC Management Inc.)                                     (*)       26%      393,502
    ATC Management Inc.                                                                                2,740       26%          111
        ATC LLC (Also owned by South Beloit and  WPL Transco LLC)                                        (*)        --      393,502
    WPL SPE LLC                                                                                          (*)      100%           20
        Alliant Energy SPE LLC (Remainder owned by IPL SPE LLC)                                          (*)       50%           10

 Alliant Energy Corporate Services, Inc. (Corporate Services)                                            100      100%           --

 Alliant Energy Nuclear, LLC                                                                             (*)      100%        3,163
    Nuclear Management Company, LLC                                                                      (*)       20%       15,813

 Alliant Energy TransCo LLC (***)                                                                        (*)      100%           --
    TRANSLink Development Company LLC (***)                                                              (*)       16%        1,798

 Distribution Vision 2010, LLC (***)                                                                     (*)       14%           --

 Alliant Energy Resources, Inc. (Resources)                                                              100      100%      180,634
                             Secured and Unsecured Debt                                                                   1,252,500
    SmartEnergy, Inc.                                                                              7,925,278       95%          561
        SmartEnergy Ventures, Inc. (**)                                                                  100       95%           --

    AEG Worldwide, Inc. (f/k/a Alliant Energy Generation, Inc.)                                          100      100%       (4,334)
        Alliant Energy Tallmadge Power Co., LLC (**)                                                     (*)      100%           --
            Tallmadge Generation Co., LLC (**)                                                           (*)       50%           --
        Alliant Energy Generation, Inc. (***)                                                            100      100%           --
            AEG Operations, LLC (***)                                                                    (*)      100%           --

    AER Holding Company                                                                                  100      100%       23,309

    Escosul Ltda. (Remainder owned by International)                                                 1 Quota        --          (1)
        Alliant Holdco One S/A (Also owned by Holdings Brasil (**)(***)                                    1        --           --
        Alliant Holdco Two S/A (Also owned by Holdings Brasil) (**) (***)                                  1        --           --
        Alliant Holdco Three S/A (Also owned by Holdings Brasil) (**) (***)                                1        --           --

    Capital Square Financial Corporation (Cap. Square) (B)                                               200      100%       10,655
        Apollo Tax Credit Fund XVII LP (A) (B)                                                           (*)      100%        1,561
            School House Apartments - Jefferson LLC (B)                                                  (*)      100%        2,734

                                       3

                                                                                                 Number of     Voting      Issuer/
                                                                                               Common Shares    Power/   Owner Book
                                                                                                  Owned by    Ownership   Value (in
                   Name of Company                                                              Direct Owner     (C)      thousands)
------------------------------------------------------------------------------------------------------------------------------------
    LNT Communications LLC  (LNT)                                                                        (*)      100%           93

    Alliant Energy Holdings do Brasil Ltda. (Holdings Brasil) (Also owned by Alliant              201 Quotas        --      216,854
       Energy International, Inc. (International) and Grandelight Holding Ltd. (Grandelight))
        Refer to International for additional investments of Holdings Brasil.

    Whiting Petroleum Corporation (Whiting) (B)                                                        1,000      100%      125,797
                                  Secured and Unsecured Debt                                                                185,000
        Whiting Programs, Inc. (B)                                                                       100      100%       35,601
        Whiting - Golden Gas Production Company (B)                                                    4,500      100%       16,612
        WOK Acquisition Company (**) (B)                                                               1,000      100%           --

    Alliant Energy Integrated Services Company (ISCO)                                                    100      100%       12,992
                                  Secured and Unsecured Debt                                                                     22
        Industrial Energy Applications, Inc. (IEA)                                                   100,000      100%        6,525
            BFC Gas Company LLC                                                                          (*)       60%        3,019
            Energys, Inc.                                                                                 10      100%         (51)
        RMT, Inc. (RMT)                                                                                  100      100%       23,078
            RMT North Carolina, Inc.                                                                   1,000      100%           --
            RMT, Inc., Michigan                                                                          100      100%           --
            RMT International, Inc.                                                                    1,000      100%           --
        Heartland Energy Group, Inc. (HEG)                                                             1,000      100%        6,480
            Industrial Energy Applications Delaware, Inc. (IEA Delaware)                                   1      100%        6,853
                 Bastian Bay Pipeline, LP (Bastian Bay) (Also owned by Alliant Energy Field              (*)       90%          189
                    Services, LLC (Field Services)) (A)
                 Oak Hill Pipeline LP (A)                                                                (*)       99%       11,003
                 Alliant South Texas Pipeline, LP (South Texas) (Also owned by Field                     (*)       98%        9,425
                    Services) (A)
                 Alliant Energy Desdemona, LP (Desdemona) (Also owned by Field Services) (A)             (*)       99%        3,927
            NG Energy Trading, LLC                                                                       (*)       51%        5,785
            Field Services                                                                               (*)      100%        (554)
                 Desdemona (Also owned by IEA Delaware) (A)                                              (*)        --        3,927
                 Bastian Bay (Also owned by IEA Delaware) (A)                                            (*)        --          189
                 South Texas (Also owned by IEA Delaware) (A)                                            (*)        --        9,425
        Alliant Energy Integrated Services-Energy Management LLC                                         (*)      100%      (8,498)
        Alliant Energy Integrated Services-Energy Solutions LLC                                          (*)      100%      (2,204)
            Schedin & Associates, Inc. (**)                                                              100      100%           --
            SVBK Consulting Group, Inc. (**)                                                           8,120      100%           --
        Energy Performance Services, Inc.                                                         10,000,000      100%      (1,325)
        Cogenex Corporation  (Cogenex)                                                                 1,000      100%      (3,101)
            APS Cogenex LLC                                                                              (*)       50%        3,413
            Energy Capital and Services I, LP (A)                                                        (*)      100%        8,929
            Energy Capital and Services II, LP (A)                                                       (*)      100%        7,004
            Cogenex West Corporation                                                                  10,000      100%        2,387
            EUA Cogenex-Canada Inc.                                                                      100      100%          911
                 EUA Cogenex-Canada Energy Services, Inc.                                                100      100%          911
                     AGRA Cogenex Joint Venture                                                          (*)       50%          911
            Northeast Energy Management, Inc.                                                         10,000      100%        4,367

    Alliant Energy Synfuel LLC (***)                                                                     (*)      100%        2,014
        Kaufman & Broad-Nexgen LLC (***)                                                                 (*)       24%       24,501
            West Virginia Synfuel LP (***) (A)                                                           (*)       24%       24,519
                 Alpha Synfuel LLC (***)                                                                 (*)       24%       24,519
                     New River Synfuel LLC (***)                                                         (*)       21%       17,335

                                       4

                                                                                                 Number of     Voting      Issuer/
                                                                                               Common Shares    Power/   Owner Book
                                                                                                  Owned by    Ownership   Value (in
                   Name of Company                                                              Direct Owner     (C)      thousands)
------------------------------------------------------------------------------------------------------------------------------------
    Alliant Energy Transportation, Inc. (Transportation)                                               1,000      100%       32,381
                                      Secured and Unsecured Debt                                                              1,211
        IEI Barge Services, Inc. (Barge)                                                                 236      100%        9,215
        Transfer Services, Inc. (Transfer)                                                             1,000      100%          275
        Williams Bulk Transfer Inc. (Williams)                                                           100      100%        (706)
        Cedar Rapids and Iowa City Railway Company (CRANDIC)                                           1,000      100%       23,251
            Heartland Rail Corporation                                                                 2,000       16%       20,029

    Alliant Energy Investments, Inc. (Investments)                                                     1,100      100%      317,308
        AEI Holding Company                                                                              100      100%            4
        Iowa Land and Building Company (Iowa Land)                                                     2,000      100%        6,996
            Prairie Ridge Business Park, L.C.                                                            (*)       70%        1,143
        Blairs Ferry LP (A)                                                                              (*)       83%          428
        2001 Development Corporation                                                                 450,000       55%       10,179
            3001 LLC                                                                                     (*)       27%        3,056
        OSADA I LP (A)                                                                                   (*)       34%        2,599
        Village Lakeshares, LP (A)                                                                       (*)      100%          374
        Heartland Energy Services, Inc.                                                                  700      100%        (217)
            ReGENco LLC                                                                                  (*)       30%        2,761
        Heartland Properties, Inc. (HPI) (B)                                                           1,000      100%       51,292
                                      Secured and Unsecured Debt                                                            106,993
            Indiana Housing Equity Fund, LP (A) (B)                                                      (*)       18%          686
            Heartland Properties Equity Investment Fund IV, LLC (B)                                      (*)       10%       16,429
            The Heartland-NML Investment Fund, LLC (B)                                                   (*)       10%        5,558
            641 West Main Street LP (A) (B)                                                              (*)       70%        1,231
            Janesville Jeffris Flats Affordable Housing LP (A) (B)                                       (*)       50%          373
            Atlantic-Sundance Apartments, LP (Sundance) (Also owned by                                   (*)        --        1,183
               Investments) (A) (B)
            Wagon Wheel LP (Wagon Wheel) (Also owned by Investments) (A) (B)                             (*)        --          745
            Countryside of Clinton Associates, LP (Countryside) (Also owned by Investments)              (*)        --        1,267
               (A) (B)
            Meadow Wood Associates of Carroll Phase II, LP (Meadow Wood) (Also owned by                  (*)        --        1,000
               Investments) (A) (B)
            Fort Madison IHA Senior Housing LP (Fort Madison I) (Also owned by                           (*)        --          462
               Investments) (A) (B)
            Fort Madison IHA II Senior Housing LP (Fort Madison II) (Also owned by                       (*)        --          408
               Investments) (A) (B)
            Maquoketa IHA Senior Housing LP (Maquoketa) (Also owned by Investments)  (A) (B)             (*)        --          521
            Knoxville IHA Senior Housing LP (Knoxville) (Also owned by Investments) (A) (B)              (*)        --          525
            MDI LP #47 (MDI) (Also owned by Investments) (A) (B)                                         (*)        --        2,774
            Pickerel Park Associates LP (Pickerel Park) (Also owned by Investments) (A) (B)              (*)        --        1,176
            Keokuk Senior Housing LP (Keokuk) (Also owned by Investments) (A) (B)                        (*)        --          567
            Carroll IHA Senior Housing LP (Carroll IHA) (Also owned by Investments) (A) (B)              (*)        --          544
            Decorah Woolen Mills, LP (Decorah) (***) (A) (B)                                             (*)        --         (15)
            Van Allen, LP   (***) (A) (B)                                                                (*)        --          676
            VFH, LLLP (***) (A) (B)                                                                      (*)        --           --
            Scott Meadows Senior Housing LP (Scott Meadows) (Also owned by Investments)                  (*)        --           --
               (A) (B)
        Sundance (Also owned by HPI) (A) (B)                                                             (*)      100%        1,183
        Wagon Wheel  (Also owned by HPI) (A) (B)                                                         (*)       99%          745
        Countryside (Also owned by HPI) (A) (B)                                                          (*)      100%        1,267
        Meadow Wood (Also owned by HPI) (A) (B)                                                          (*)      100%        1,000
        Fort Madison I (Also owned by HPI) (A) (B)                                                       (*)       99%          462

                                       5

                                                                                                 Number of     Voting      Issuer/
                                                                                               Common Shares    Power/   Owner Book
                                                                                                  Owned by    Ownership   Value (in
                   Name of Company                                                              Direct Owner     (C)      thousands)
------------------------------------------------------------------------------------------------------------------------------------
        Fort Madison II (Also owned by HPI) (A) (B)                                                      (*)       99%          408
        Maquoketa (Also owned by HPI) (A) (B)                                                            (*)       99%          521
        Knoxville (Also owned by HPI) (A) (B)                                                            (*)       99%          525
        MDI (Also owned by HPI) (A) (B)                                                                  (*)      100%        2,774
        Pickerel Park (Also owned by HPI) (A) (B)                                                        (*)      100%        1,176
        Keokuk (Also owned by HPI) (A) (B)                                                               (*)       99%          567
        Carroll IHA (Also owned by HPI) (A) (B)                                                          (*)       99%          544
        Decorah (Also owned by HPI and Investments) (***) (A) (B)                                        (*)      100%         (15)
        Van Allen, L.P. (Also owned by HPI and Investments) (***) (A) (B)                                (*)      100%          676
        VFH, LLLP (Also owned by HPI and Investments) (***) (A) (B)                                      (*)      100%           --
        Scott Meadows (Also owned by HPI) (A) (B)                                                        (*)      100%           --

    International                                                                                      1,000      100%    (212,268)
                                     Secured and Unsecured Debt                                                             154,445
        Alliant Energy Finance Holdings Pty. Ltd. (Finance Holdings) (B)                               1,020      100%       66,931
            Alliant Energy Finance (No. 1) Pty. Ltd. (Finance No. 1) (B)                                  10      100%           --
                Alliant Energy Finance Holdings Partnership (Also owned by Finance                       (*)        1%          977
                    Holdings) (B)
            Alliant Energy Finance (No. 2) Pty. Ltd. (Finance No. 2) (B)                                  10      100%          977
                Alliant Energy Finance Partnership (Also owned by Alliant Energy                         (*)        1%           --
                   Finance Holdings Partnership) (B)
            Alliant Energy Finance Holdings Partnership (Also owned by Finance                           (*)       99%          977
                No. 1) (B)
                Alliant Energy Finance Partnership (Also owned by Finance No. 2) (B)                     (*)       99%           --

        Escosul Ltda. (Also owned by Resources)                                                   999 Quotas      100%          (1)
            Alliant Holdco One S/A (Also owned by Holdings Brasil) (**) (***)                              1        --           --
            Alliant Holdco Two S/A (Also owned by Holdings Brasil) (**) (***)                              1        --           --
            Alliant Holdco Three S/A (Also owned by Holdings Brasil) (**) (***)                            1        --           --
        Interstate Energy Corporation PTE Ltd. (IEC PTE)                                              25,000      100%       42,433
            Jiaxing JIES Heat & Power Co. Ltd. (Foreign Utility Company                   Registered Capital       50%       25,503
               (FUCO))
            Tongxiang TIES Power & Heat Co. Ltd. (FUCO)                                   Registered Capital       30%       24,367
            Anhui New Energy Heat & Power Co. Ltd. (Bengbu) (FUCO)                        Registered Capital       64%       22,265
        Holdings Brasil (Also owned by Resources and Grandelight)                         691,609,535 Quotas       80%      216,854
            Pbpart - SE 1 S.A. (Pbpart SE 1) (Also owned by Empresa Energetica de Sergipe         78,556,282       50%       43,345
               S.A. (Energipe))
                Pbpart - SE 2 Ltda. (Pbpart SE 2)                                                        997       50%      (1,004)
                    Sociedade Anonima de Eletrificacao da Paraiba S.A. (Saelpa) (FUCO)           604,680,777       49%       35,556
            Usina Termeletrica de Juiz de Fora S.A. (Usina Termeletrica) (Also owned by           12,749,997       50%           56
               Catleo Energia S.A. (Catleo)) (FUCO)
            TermoSergipe S.A. (Also owned by Energisa S.A.)                                          289,999       29%          282
            Companhia Forca e Luz Cataguazes - Leopoldina (Cataguazes)                        10,492,261,614       22%       81,450
               (Also owned by Gipar S.A.) (FUCO)
                  Teleacabo S.A.                                                                       9,477       20%           75
                  Companhia de Eletricidade de Nova Friburgo S.A. (CENF) (FUCO)                   57,509,438       15%       11,334
                  MCL Cabo S.A.                                                                       14,050       20%           20
                  Energisa Telecom Ltda.                                                               9,999       22%            2
                  Multipar S.A. (Also owned by Multiagro Agropecuaria Com. e Ind.                  3,531,448       22%          169
                     Ltda.)
                        Multiagro                                                                    924,928        7%          345
                  Teleserv S.A.                                                                       37,977       21%        (425)
                  Multiagro                                                                        3,700,085       14%          345
                      Multipar S.A. (Also owned by Cataguazes)                                         1,400        --          169

                                       6

                                                                                                 Number of     Voting      Issuer/
                                                                                               Common Shares    Power/   Owner Book
                                                                                                  Owned by    Ownership   Value (in
                   Name of Company                                                              Direct Owner     (C)      thousands)
------------------------------------------------------------------------------------------------------------------------------------
                  Catleo (FUCO)                                                                   13,149,996       22%       11,412
                      Usina Termeletrica (Also owned by Holdings Brasil) (FUCO)                   12,749,997       11%           56
                 Energisa S.A. (Also owned by Holdings Brasil)                                    18,990,574       11%      119,118
                      Celbpar S.A.                                                                        99       11%           --
                      Cenfpar S.A.                                                                        99       11%           --
                      Saelpapar S.A.                                                                      99       11%           --
                      TermoSergipe S.A. (Also owned by Holdings Brasil)                              509,997        6%          282
                      Energipe (FUCO)                                                                 42,179       11%      187,317
                          Pbpart S.A. (Pbpart)                                                    26,799,999       11%        5,653
                              Companhia Energetica da Borborema S.A. (CELB)                           93,695       11%        3,082
                                 (FUCO)
                          Pbpart SE 1 (Also owned by Holdings Brasil)                             78,871,135        5%       43,345
                              Pbpart SE 2                                                                997        5%      (1,004)
                                  Saelpa (FUCO)                                                  604,680,777        5%       35,556
                      Energisapar S/A (***)                                                              999       11%           --
             Energisa S.A. (Also owned by Cataguazes)                                             17,301,961       46%      119,118
                  Celbpar S.A.                                                                            99       46%           --
                  Cenfpar S.A.                                                                            99       46%           --
                  Saelpapar S.A.                                                                          99       46%           --
                  TermoSergipe S.A. (Also owned by Holdings Brasil)                                  509,997       23%          282
                  Energipe (FUCO)                                                                     42,179       45%      187,317
                      Pbpart                                                                      26,799,999       45%        5,653
                          CELB (FUCO)                                                                 93,695       45%        3,082
                      Pbpart SE 1 (Also owned by Holdings Brasil)                                 78,871,135       23%       43,345
                          Pbpart SE 2                                                                    997       23%      (1,004)
                              Saelpa (FUCO)                                                      604,680,777       22%       35,556
                  Energisapar S/A (***)                                                                  999       46%           --
             Gipar S.A.                                                                       12,384,231,000       50%       16,486
                  Cataguazes (Also owned by Holdings Brasil) (FUCO)                           24,818,100,000       25%       81,450
                      Teleacabo S.A.                                                                   9,477       24%           75
                      Multiagro                                                                    3,700,085       17%          345
                          Multipar S.A. (Also owned by Cataguazes)                                     1,400        --          169
                      CENF (FUCO)                                                                 57,509,438       18%       11,334
                      MCL Cabo S.A.                                                                   14,050       24%           20
                      Energisa Telecom Ltda.                                                           9,999       25%            2
                      Multipar S.A. (Also owned by Multiagro)                                      3,531,448       25%          169
                          Multiagro                                                                  924,928        8%          345
                      Teleserv S.A.                                                                   37,977       25%        (425)
                      Catleo (FUCO)                                                               13,149,996       25%       11,412
                          Usina Termeletrica (Also owned by Holdings Brasil) (FUCO)               12,749,997       13%           56
                      Energisa S.A. (Also owned by Holdings Brasil)                               18,990,574       13%      119,118
                          Celbpar S.A.                                                                    99       13%           --
                          Cenfpar S.A.                                                                    99       13%           --
                          Saelpapar S.A.                                                                  99       13%           --
                          TermoSergipe S.A. (Also owned by Holdings Brasil)                          509,997        6%          282
                          Energipe  (FUCO)                                                            42,179       13%      187,317
                              Pbpart                                                              26,799,999       13%        5,653
                                  CELB (FUCO)                                                         93,695       13%        3,082
                              Pbpart SE 1 (Also owned by Holdings Brasil)                         78,871,135        6%       43,345
                                  Pbpart SE 2                                                            997        6%      (1,004)
                                     Saelpa (FUCO)                                               604,680,777        6%       35,556
                         Energisapar S/A (***)                                                           999       13%           --
            Alliant Holdco One S/A (Also owned by Escosul Ltda.) (**) (***)                              999      100%           --
            Alliant Holdco Two S/A (Also owned by Escosul Ltda.) (**) (***)                              999      100%           --

                                       7

                                                                                                 Number of     Voting      Issuer/
                                                                                               Common Shares    Power/   Owner Book
                                                                                                  Owned by    Ownership   Value (in
                   Name of Company                                                              Direct Owner     (C)      thousands)
------------------------------------------------------------------------------------------------------------------------------------
            Alliant Holdco Three S/A (Also owned by Escosul Ltda.) (**) (***)                            999      100%           --
        Alliant International New Zealand Ltd. (New Zealand)                                      24,858,503      100%       86,149
            Te Maunga Power Ltd. (Also owned by Infratil Ltd. (Infratil))                                  1       50%           --
            TrustPower Ltd. (Also owned by Infratil) (FUCO)                                       37,410,223       20%      319,314
            Infratil Ltd.  (FUCO)                                                                 17,271,200        9%      224,263
                TrustPower Ltd. (Also owned by New Zealand) (FUCO)                                55,372,471        3%      319,314
                Te Maunga Power Ltd. (Also owned by New Zealand)                                           1        5%           --
        Alliant Energy Australia Pty. Ltd. (B)                                                    32,134,439      100%       35,837
            Alliant Energy Southern Hydro Australia Pty. Ltd. (AE Southern Hydro) (B)             13,790,168      100%       13,523
                Southern Hydro Partnership (Also owned by Alliant Energy Hydro Pty.                      (*)       20%      106,355
                Ltd. (AE Hydro) and Alliant Energy Hydro No. 2 Pty. Ltd.) (FUCO) (B)
            Alliant Energy Hydro Holdings Pty. Ltd. (***) (B)                                            100      100%       36,298
                Alliant Energy Hydro No. 2 Pty. Ltd. (***) (B)                                           100      100%       30,553
                      Southern Hydro Partnership (Also owned by AE Southern Hydro and AE                 (*)       30%      106,355
                      Hydro) (FUCO) (B)
            AE Hydro (B)                                                                                 100      100%      106,355
                Southern Hydro Partnership (Also owned by AE Southern Hydro and Alliant                  (*)       50%      106,355
                Energy Hydro No. 2 Pty. Ltd.) (FUCO) (B)
                Southern Hydro Operations Pty. Ltd. (B)                                                  (*)      100%           --
                      Southern Hydro Maintenance Services Pty. Ltd. (B)                                  (*)      100%           --
        Grandelight Holding Ltd.                                                                      99,900      100%      115,183
            Peak Pacific Investment Co. Ltd. (PPIC)                                              118,356,618       94%      174,210
                Ocean Peak Pte. Ltd. (**)                                                                  2       94%           --
                Zouping Peak Pte. Ltd.                                                                     2       94%           --
                     Zouping Peak CHP Co. Ltd. (FUCO)                                     Registered Capital       65%       19,339
                Luannan Peak Pte. Ltd.                                                                     2       94%           --
                    Pan-Western Energy Corporation LLC (Pan-Western)                      Registered Capital       93%        1,921
                        Tangshan Peak Heat & Power Co., Ltd. (***) (FUCO)                 Registered Capital       81%       10,931
                Peak Xin Wen Pte. Ltd. (***)                                              Registered Capital       94%        7,997
                    Tai An Hua Feng Peak Heat and Power Co. Ltd. (***) (FUCO)             Registered Capital       75%           --
                Wuan Peak Pte. Ltd.                                                                        2       94%           --
                    Hebei Wuan Peak Heat and Power Co. Ltd. (FUCO)                        Registered Capital       84%        9,367
                Peak Pacific (China) Investment Company Ltd. (***)                                       100       94%           --
                Shijiazhuang Chengfeng Cogeneration Co. Ltd. (FUCO)                       Registered Capital       94%        9,791
                Jinan Peak Pte. Ltd.  (**)                                                                 2       94%           --
                Gongyi Peak Pte. Ltd. (Gongyi)                                                             2       94%       23,503
                    Henan Anfeng Electric Power Co. Ltd. (FUCO)                           Registered Capital       65%       11,335
                    Henan Yongfeng Electric Power Co. Ltd. (FUCO)                         Registered Capital       65%       12,168
                Peak Pacific Investment Co. (Labuan) BHD                                                   3       94%        3,048
                T2 Education Pte Ltd. (***)                                               Registered Capital       94%           52
                Singapore Peak Pingdingshan Pte. Ltd. (f/k/a Meishan Peak Pte. Ltd.)      Registered Capital       94%           --
            Holdings Brasil (Also owned by International and Resources)                          174,000,000       20%      216,854
                 Refer to International for additional investments of Holdings Brasil.
        Alliant Energy de Mexico, S. de R.L. de C.V. (Also owned by Alliant                            2,999      100%           --
          Energy de Mexico LLC)                                                                Participation
                                                                                                       Units
            Alliant Energy Operaciones de Mexico, S. de R.L. de C.V. (Also owned                       2,999      100%           --
               by Alliant Energy de Mexico LLC) (FUCO) (**)                                    Participation
                                                                                                       Units
            Alliant Energy Servicios de Mexico, S. de R.L. de C.V. (Also owned by                      2,999      100%           --
               Alliant Energy de Mexico LLC) (FUCO) (**)                                       Participation
                                                                                                       Units
        Alliant Energy de Mexico LLC                                                                     (*)      100%           --
            Alliant Energy de Mexico, S. de R.L. de C.V. (Remainder owned by                 1 Participation        --           --
               International)                                                                           Unit
            Alliant Energy Operaciones de Mexico, S. de R.L. de C.V. (Remainder              1 Participation        --           --
               owned by Alliant Energy de Mexico, S. de R.L. de C.V.) (FUCO) (**)                       Unit

                                       8

                                                                                                 Number of     Voting      Issuer/
                                                                                               Common Shares    Power/   Owner Book
                                                                                                  Owned by    Ownership   Value (in
                   Name of Company                                                              Direct Owner     (C)      thousands)
------------------------------------------------------------------------------------------------------------------------------------
            Alliant Energy Servicios de Mexico, S. de R.L. de C.V. (Remainder                1 Participation        --           --
               owned by Alliant Energy de Mexico, S. de R.L. de C.V.) (FUCO) (**)                       Unit
        Alliant Energy Renewable Resources Ltd. (AERR) (FUCO)                                            120      100%           --


* Noncorporate subsidiaries (Partnerships, joint ventures, limited partnerships (LP), limited liability companies (LLC), etc.)
**   Inactive
*** Subsidiaries added during the year ended December 31, 2002 (described below):

                                                               Date of      Date of
      Name of Company                         Jurisdiction  Organization  Acquisition     Description of Business
--------------------------------------------  ------------  ------------  -----------  -----------------------------------------
Alliant Energy TransCo LLC                        Iowa         5/21/02      5/21/02    Intermediary subsidiary.
Alliant Energy Generation, Inc.                 Wisconsin     12/19/02     12/19/02    Intermediary subsidiary.
AEG Operations, LLC                             Wisconsin     12/27/02     12/27/02    Holding company.
Alliant Energy Synfuel LLC                        Iowa         4/11/02      4/11/02    Intermediary subsidiary.
Kaufman & Broad-Nexgen LLC                      Delaware       8/16/99      5/2/02     Intermediary subsidiary.
West Virginia Synfuel LP                        Delaware       5/2/02       5/2/02     Intermediary subsidiary.
Alpha Synfuel LLC                               Delaware       5/2/02       5/2/02     Intermediary subsidiary.
New River Synfuel LLC                           Colorado      10/14/99      5/2/02     Rule 58 energy-related company.
VFH, LLLP                                         Iowa        12/26/01      8/25/02    Investment in affordable housing project.
Decorah Woolen Mills, LP                          Iowa         9/6/01       1/30/02    Investment in affordable housing project.
Van Allen, L.P.                                   Iowa        12/20/02     12/20/02    Investment in affordable housing project.
Energisapar S/A                                  Brazil        2/8/02       2/8/02     Consulting firm.
Alliant Holdco One S/A                           Brazil        6/25/02      6/25/02    Intermediary subsidiary.
Alliant Holdco Two S/A                           Brazil        3/1/02       3/1/02     Intermediary subsidiary.
Alliant Holdco Three S/A                         Brazil        3/1/02       3/1/02     Intermdiary subsidiary.
Alliant Energy Hydro Holdings Pty. Ltd.         Australia      3/5/02       3/5/02     Holding company.
Alliant Energy Hydro No. 2 Pty. Ltd             Australia      3/5/02       3/5/02     Holding company.
Tangshan Peak Heat & Power Co., Ltd.              China        11/7/02      11/7/02    Holding company.
Peak Xin Wen Pte. Ltd                           Singapore      5/25/02      5/25/02    Intermediary subsidiary.
Tai An Hua Feng Peak Heat and Power Co. Ltd.      China       10/24/02     11/28/02    FUCO
Peak Pacific (China) Investment Company Ltd.      China       10/10/02     10/10/02    Intermediary subsidiary.
TRANSLink Development Company LLC               Delaware       6/7/02       6/7/02     Rule 58 energy-related company.
Distribution Vision 2010, LLC                   Delaware       10/2/01     12/19/02    Rule 58 energy-related company.
T2 Education Pte Ltd                            Singapore     10/10/01      1/1/02     Holding company.


(A)        Identification of Partners for Limited Partnerships
           ---------------------------------------------------

       Company Name                         General Partner                                 Limited Partner
----------------------------------  ------------------------------------------  ---------------------------------------------------
EnviroGas LP                        David S. O'Neill                            IP&L
Bastian Bay                         Field Services                              IEA Delaware
Oak Hill Pipeline LP                Polo Energy Corporation                     IEA Delaware
South Texas                         Field Services                              IEA Delaware ; OGS Pipeline, LLC
Desdemona                           Field Services                              IEA Delaware; OGS Pipeline, LLC
Energy Capital and Services I, LP   Cogenex                                     Cogenex; E.I. Fund One, Inc.
Energy Capital and Services II, LP  Cogenex                                     Cogenex; E.I. Fund One, Inc.


                                       9

       Company Name                         General Partner                                 Limited Partner
----------------------------------  ------------------------------------------  ---------------------------------------------------
West Virginia Synfuel LP            Charleston Capital Corporation              Kaufman & Broad-Nexgen LLC
Blairs Ferry LP                     MidAmerica Housing Partnership              Investments
OSADA I LP                          MidAmerica Housing Partnership              Investments
Village Lakeshares, LP              Investments                                 Investments
                                                                                Banc One CDC; Federal National Mortgage Association;
                                                                                HPI; National City Bank, CDA; NDB Bank; Key
Indiana Housing Equity Fund, LP     The Indiana Equity Fund, Inc                Community Development
Apollo Tax Credit Fund XVII LP      Apollo Housing II LLC                       Cap. Square
641 West Main Street LP             Madison Mutual Housing Association          HAH-Madison Main Street LLC; Banc One CDC
Janesville Jeffris Flats
Affordable Housing LP               Heartland Affordable Housing                Banc One CDC
Sundance                            Cohen-Esrey Housing Partner, LLC            Heartland Special Limited, Inc.; Investments
Wagon Wheel                         Burns & Burns, L.C.                         Heartland Special Limited, Inc.; Investments
Countryside                         James F. Levy & Newbury Development Co.     Heartland Special Limited, Inc.; Investments
Meadow Wood                         James F. Levy & Newbury Development Co.     Heartland Special Limited, Inc.; Investments
Fort Madison I                      Burns & Burns, L.C.                         Heartland Special Limited, Inc.; Investments
Fort Madison II                     Burns & Burns, L.C.                         Heartland Special Limited, Inc.; Investments
Maquoketa                           Burns & Burns, L.C.                         Heartland Special Limited, Inc.; Investments
Knoxville                           Burns & Burns, L.C.                         Heartland Special Limited, Inc.; Investments
MDI                                 MetroPlains Properties, Inc.                Heartland Special Limited, Inc.; Investments
Pickerel Park                       James F. Levy & Newbury Development Co.     Heartland Special Limited, Inc.; Investments
Keokuk                              Burns & Burns, L.C.                         Heartland Special Limited, Inc.; Investments
Carroll IHA                         Burns & Burns, L.C.                         Heartland Special Limited, Inc.; Investments
Decorah                             Northeast Iowa Community Action Corp.       Heartland Special Limited, Inc.; Investments
Van Allen, LP                       Community Housing Initiatives, Inc.         Heartland Special Limited, Inc.; Investments
VFH, LLLP                           Vera French Manor, Inc.                     Heartland Special Limited, Inc.; Investments
                                    Marion Churches Senior Living Community
Scott Meadows                       Foundation, Inc.                            Heartland Special Limited, Inc.; Investments


(B) At December 31, 2002, Alliant Energy's oil and gas (Whiting), Australian (including Southern Hydro) and affordable housing businesses have been classified as held for sale.

(C) The voting power/ownership amounts above represent Alliant Energy's direct and indirect ownership in the voting securities of each system company, however this amount may not equal the amount of voting interest in each system company that Alliant Energy controls.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

Information concerning acquisitions or sales of utility assets by System companies not reported in a certificate filed pursuant to Rule 24 is as follows:

None.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

                                                                      Principal
                                                                      Amount or
                                                  Name of               Stated
                                                  Company               Value                          Proceeds
              Name of Issuer                      Issuing          -----------------                    Before
                    and                          or Selling             Issued           Date of       Issuance         Commission
              Title of Issue                     Securities            and Sold        Transaction     Expenses       Authorization
-------------------------------------------- --------------------- -----------------  -------------  -------------  ----------------
Resources                                     Resources               $300,000,000       12/26/02    $300,000,000        Rule 52
---------                                     ---------
Senior Notes, 9.75%, due 2013

IPL                                           IPL                      150,000,000       12/20/02     150,000,000        Rule 52
---                                           ---
Series A Cumulative Preferred Stock, 8.375%

Whiting                                       Whiting                  185,000,000       12/20/02     185,000,000        Rule 52
-------                                       -------
Bank One, NA,
3.63%, due 12/2005

Alliant Energy Finance Holdings               Alliant Energy            29,234,592       03/01/02      29,234,592        Rule 52
-------------------------------               --------------
Unisuper - Vendor Finance,                    Finance Holdings
                                              ----------------
9.99%, due 2/2005

Alliant Energy Australia Pty Ltd.             Alliant Energy            15,047,359       03/01/02      15,047,359        Rule 52
---------------------------------             --------------
Mezzanine Notes,                              Australia Pty Ltd.
                                              ------------------
11.34%, due 6/2005

Alliant Energy Australia Pty Ltd.             Alliant Energy           105,227,300       03/01/02     105,227,300        Rule 52
---------------------------------             --------------
Senior Notes, 8.39%, due 12/2013              Australia Pty Ltd.
                                              ------------------

Peak Pacific Investment Company, Ltd.         Peak Pacific               3,623,188       05/31/02       3,623,188        Rule 52
-------------------------------------         ------------
Loan Payable - Zhending, 6.96%, due 5/2007    Investment Company,
                                              -------------------
                                              Ltd.
                                              ----

Alliant Energy Australia Pty Ltd.             Alliant Energy            15,152,400       03/01/02      15,152,400        Rule 52
---------------------------------             --------------
Subordinate Debt, 6.64%, due 12/2002          Australia Pty Ltd.
                                              ------------------

BFC Gas Company, LC                           BFC Gas Company, LC           22,668       11/15/02          21,500        Rule 52
-------------------                           -------------------
Skidloader Loan - NHCC, 5.95%, due 11/2005

HPI                                           HPI                          994,926        4/2/02          994,926        Rule 52
---                                           ---
Anchor Construction Note,                     Reedsburg
5.5%, due 10/2003

HPI                                           HPI                          360,000        4/2/02          360,000        Rule 52
---                                           ---
WHEDA,                                        Reedsburg
4.75%, due 8/2021

HPI                                           HPI                           96,794        4/2/02           96,794        Rule 52
---                                           ---
WHEDA,                                        Reedsburg
0%, due 8/2021

                                       11

                                                                      Principal
                                                                      Amount or
                                                  Name of               Stated
                                                  Company               Value                          Proceeds
              Name of Issuer                      Issuing          -----------------                    Before
                    and                          or Selling             Issued           Date of       Issuance         Commission
              Title of Issue                     Securities            and Sold        Transaction     Expenses       Authorization
-------------------------------------------- --------------------- -----------------  -------------  -------------  ----------------
HPI                                           HPI                          120,000        4/2/02          120,000        Rule 52
---                                           ---
HOME Funds,                                   Reedsburg
3%, due 6/2032

HPI                                           HPI                          170,000        4/2/02          170,000        Rule 52
---                                           ---
Reedsburg TIF,                                Reedsburg
0%, due 8/2031

HPI                                           HPI                          420,088        4/2/02          420,088        Rule 52
---                                           ---
HOME Funds,                                   Montello
3%, due 10/2016

HPI                                           HPI                        2,100,000        4/2/02        2,100,000        Rule 52
---                                           ---
JP Morgan,                                    Sun Prairie - Sunwood
7.32%, due 5/2017

Carroll IHA                                   Carroll IHA                  350,000        4/2/02          350,000        Rule 52
-----------                                   -----------
USDA, 1%, due 2/2032

Carroll IHA                                   Carroll IHA                  599,976       11/30/02         599,976        Rule 52
-----------                                   -----------
IDED, 1%, due 11/2022

Knoxville                                     Knoxville                     17,366        5/31/02          17,366        Rule 52
---------                                     ---------
Hills Bank, 7.95%, due 8/2011

Keokuk                                        Keokuk                       375,000        5/31/02         375,000        Rule 52
------                                        ------
USDA, 1%, due 2/2032

Keokuk                                        Keokuk                       599,976       11/30/02         599,976        Rule 52
------                                        ------
IDED, 1%, due 11/2022

MDI                                           MDI                          190,000       12/30/02         190,000        Rule 52
---                                           ---
IHC Loan, 0%, due 6/2032

MDI                                           MDI                          165,000       12/30/02         165,000        Rule 52
---                                           ---
CDBG Loan, 0%, due 7/2022

MDI                                           MDI                          180,000       12/30/02         180,000        Rule 52
---                                           ---
City of Dubuque, 0%, due 7/2032

MDI                                           MDI                          220,000        5/31/02         220,000        Rule 52
---                                           ---
TIF Financing, 3%, due 6/2012

Decorah                                       Decorah                    1,115,000        6/15/02       1,115,000        Rule 52
-------                                       -------
Community First National Bank, 7%, due
4/2003

Decorah                                       Decorah                      330,000       12/30/02         330,000        Rule 52
-------                                       -------
HOME Loan, 1%, due 8/2023

                                       12

                                                                      Principal
                                                                      Amount or
                                                  Name of               Stated
                                                  Company               Value                          Proceeds
              Name of Issuer                      Issuing          -----------------                    Before
                    and                          or Selling             Issued           Date of       Issuance         Commission
              Title of Issue                     Securities            and Sold        Transaction     Expenses       Authorization
-------------------------------------------- --------------------- -----------------  -------------  -------------  ----------------
Decorah                                       Decorah                       75,000       12/30/02          75,000        Rule 52
-------                                       -------
Federal Home Loan Bank's AHP, 1%, due
1/2018

HPI                                           HPI                        1,055,000        6/15/02       1,055,000        Rule 52
---                                           ---
DMB Community Bank, 7%, due 6/2005            AHFLP

HPI                                           HPI                          879,584        8/15/02         879,584        Rule 52
---                                           ---
Associated Bank, 6%, due 8/2005

HPI                                           HPI                          330,232        2/1/02          330,233        Rule 52
---                                           ---
Farmers & Merchants Bank, 6.95%, due 1/2005   Whitney

HPI                                           HPI                          240,508        2/1/02          240,508        Rule 52
---                                           ---
Peoples State Bank, 6.5%, due 1/2005


ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES (Continued)

The following items are recurring transactions of system companies:

                                                                                                                          Effective
         Name of Issuer                Name of Company                Total                                 Date of        Average
              And                    Issuing or Selling            Balance At             Highest           Highest       Interest
         Title of Issue                  Securities                 Year End              Balance           Balance         Rate
-----------------------------   ------------------------------ --------------------  ------------------   ------------   -----------
Alliant Energy                    Alliant Energy                  $135,500,000          $208,626,000        11/05/02         2.18%
Commercial Paper

WP&L                              WP&L                              60,000,000            86,000,000        11/25/02         1.70%
Commercial Paper

Resources                         Resources                            --                596,695,000         9/26/02         2.36%
Commercial Paper

Alliant Energy                    Alliant Energy                    85,000,000           445,000,000        11/27/02         2.78%
Credit Facility Borrowings

IP&L                              IP&L                                 --                 95,000,000        12/17/02         3.67%
Credit Facility Borrowings

Resources                         Resources                            --                100,000,000        8/15/02 -        2.62%
Bridge Loan                                                                                                 12/27/02


The following items are financial guarantees and commitments of system companies:
   At December 31, 2002, HPI had extended commitments to provide $1,567,000 in financing to developers which were secured by affordable housing properties. HPI anticipates other lenders will ultimately finance these properties. The highest amount outstanding during 2002 was $2,479,000 and no consideration was received by HPI other than the purpose of the commitments described above.


ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES
                                                                                                             Extinguished
                                                                                                                  (E)     Commission
                                                                                Principal                    or Held for   Authori-
                                                 Name of Company                 Amount                        Further       zation
         Name of Issuer                            Redeeming or                Redeemed or                    Disposition     or
       and Title of Issue                      Retiring Securities               Retired      Consideration       (D)      Exemption
-----------------------------------------  ---------------------------------  --------------  -------------  ------------- ---------
Resources                                  Resources                           $383,610,000   $383,610,000         E         Rule 42
---------
Credit facility-long term (3.00%
to 3.45%)

IP&L                                       IP&L                                   6,000,000      6,030,000         E         Rule 42
---
4.80%, Cumulative Preferred stock

IP&L                                       IP&L                                   7,320,300      7,466,706         E         Rule 42
---
4.30%, Cumulative Preferred stock

IP&L                                       IP&L                                   5,000,000      5,100,000         E         Rule 42
---
6.10%, Cumulative Preferred stock

IP&L                                       IP&L                                   3,022,750      3,161,796         E         Rule 42
---
4.36%, Class A Preferred stock

IP&L                                       IP&L                                   2,796,300      2,886,900         E         Rule 42
---
4.68%, Class A Preferred stock

IP&L                                       IP&L                                  27,250,000     28,356,350         E         Rule 42
---
7.76%, Class A Preferred stock

IP&L                                       IP&L                                   5,000,000      5,320,000         E         Rule 42
---
6.40%, Class A Preferred stock

IP&L                                       IP&L                                     560,000        560,000         E         Rule 42
---
5.75%, due serially 2002 to 2003

CRANDIC                                    CRANDIC                                  105,032        105,032         E         Rule 42
-------
State of Iowa, 3.00%, due 12/2010

CRANDIC                                    CRANDIC                                   31,127         31,127         E         Rule 42
-------
State of Iowa, 0%, due 12/2010

Alliant Energy Australia Pty Ltd.          Alliant Energy Australia Pty Ltd.        776,043        776,043         D         Rule 42
---------------------------------
Mezzanine Notes, 11.34%, due 6/2005

Alliant Energy Australia Pty Ltd.          Alliant Energy Australia Pty Ltd.      5,221,460      5,221,460         D         Rule 42
---------------------------------
Senior Notes, 8.39%, due 12/2013

Alliant Energy Australia Pty Ltd.          Alliant Energy Australia Pty Ltd.     15,152,400     20,197,588         D         Rule 42
---------------------------------
Subordinate Debt, 6.64%, due 12/2002

Anhui New Energy Heat & Power Co., Ltd.    Anhui New Energy Heat & Power            678,827        678,827         D         Rule 42
---------------------------------------      Co., Ltd.
Loan Payable to China, 6.21%,
due 12/2007

Peak Pacific Investment Company, Ltd.      Peak Pacific Investment Company,      13,530,000     13,530,000         E         Rule 42
-------------------------------------        Ltd.
Loan Payable to IFC

                                       15

                                                                                                             Extinguished
                                                                                                                  (E)     Commission
                                                                                Principal                    or Held for   Authori-
                                                 Name of Company                 Amount                        Further       zation
         Name of Issuer                            Redeeming or                Redeemed or                    Disposition     or
       and Title of Issue                      Retiring Securities               Retired      Consideration       (D)      Exemption
-----------------------------------------  ---------------------------------  --------------  -------------  ------------- ---------
Sundance                                   Sundance                                   9,143          9,143         D         Rule 42
--------
IFA, 1%, due 4/2014

Wagon Wheel                                Wagon Wheel                                7,596          7,596         D         Rule 42
-----------                                -----------
3 Transactions, 1% to 9.25%, due 11/2014   Various transactions less
to 3/2019                                    than $100,000

Fort Madison I                             Fort Madison I                            12,978         12,978         D         Rule 42
--------------                             --------------
3 Transactions, 1%, due 10/2009 to 7/2029  Various transactions less than $100,000

Fort Madison II                            Fort Madison II                            8,978          8,978         D         Rule 42
---------------                            ---------------
2 Transactions, 1%, due 2/2021 to 4/2030   Various transactions less
                                             than $100,000

Maquoketa                                  Maquoketa                                  9,679          9,679         D         Rule 42
---------                                  ---------
2 Transactions, 1%, due 2/2021 to 4/2031   Various transactions less
                                             than $100,000

Carroll IHA                                Carroll IHA                                  724            724         D         Rule 42
-----------
USDA, 1%, due 2/2032

Knoxville                                  Knoxville                                 17,620         17,620         D         Rule 42
---------
IDED, 1%, due 2/2021

Knoxville                                  Knoxville                                 10,904         10,904         D         Rule 42
---------                                  ---------
3 Transactions, 1%, due 8/2011 to 4/2031   Various transactions less
                                             than $100,000

Keokuk                                     Keokuk                                       668            668         D         Rule 42
------
USDA, 1%, due 2/2032

Countryside                                Countryside                              265,000        265,000         D         Rule 42
-----------
Wells Fargo Gap Note, 7.43%, due 1/2002

Countryside                                Countryside                                1,907          1,907         D         Rule 42
-----------                                -----------
2 Transactions, 1% to 7.43%, due 12/2016   Various transactions less
to 2/2021                                    than $100,000

Meadow Wood                                Meadow Wood                                2,611          2,611         D         Rule 42
-----------                                -----------
2 Transactions, 1% to 7.43%, due 2/2016    Various transactions less
to 2/2021                                    than $100,000

Pickerel Park                              Pickerel Park                              1,054          1,054         D         Rule 42
-------------
Wells Fargo, 7.43%, due 12/2016

MDI                                        MDI                                        4,686          4,686         D         Rule 42
---
TIF Financing, 3%, due 6/2012

HPI                                        HPI                                    1,029,140      1,029,140         E         Rule 42
---                                        ---
Portage Village Hights Apartments FNMA,    AHFLP - Village Heights
9.88%, due 5/2002

HPI                                        HPI                                      884,178        884,178         E         Rule 42
---                                        ---
Associated Bank., 9.65%, due 8/2002        HAH - Wausau

HPI                                        HPI                                      340,700        340,700         E         Rule 42
---                                        ---
Farmers & Merchants Bank., 8.5%,           Whitney
due 1/2002

HPI                                        HPI                                      244,741        244,741         E         Rule 42
---                                        ---
Peoples State Bank, 7.95%, due 1/2002      PDC - Liberty Place

HPI                                        HPI                                    1,069,223      1,069,223       D & E       Rule 42
---                                        ---
64 transactions, 1% to 10.75%, due 12/2002 Various transactions less
to 4/2045                                    than $100,000

ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31,
         2002

1.

                      Aggregate Amount of
                     Investments in Persons        Number
                    (Entities) Operating in          of
    Name of          Retail Service Area of        Persons                  Description of
    Company           Owner (in thousands)       (Entities)               Persons (Entities)
-----------------  --------------------------- ------------- --------------------------------------------------------------------
Dane County                     $50                  1       Invests in and provides financial assistance to commercially
Development                                                  reasonable business ventures in Dane County, and benefits the
Company Inc.                                                 community by creating new jobs, providing goods or services, undertaking improvements in lower income areas and meeting any other community credit needs.

Iowa Venture                    18                   1       Economic development joint venture with interests in two start-up
Capital Fund                                                 companies.
Limited
Partnership

Venture Capital                  1                   1       Partnership organized for the purpose of making capital
Fund Limited                                                 investments in business enterprises.
Partnership

Sun Prairie                      1                   1       Corporation formed to attract businesses to the Sun Prairie, WI
Industrial                                                   area.
Development
Corporation


2. Securities not included in Item 5, No. 1:

                                                                                                                            Owner's
                                                                      Number       % of                                   Book Value
  Name of              Name of                    Description           of        Voting         Nature of                   (in
  Company               Issuer                    of Security         Shares      Power          Business                 thousands)
-------------- ------------------------------ --------------------- ----------- -----------  --------------------------- -----------
Resources,      McLeodUSA Inc.                $0.01 Class A Common   3,283,726       1%       Telecommunications             $2,758
Investments,                                         Stock                                    company.
HPI, LNT

AER Holding     Capstone Turbine Corporation  $0.001 Common Stock    1,464,286       2%       Producer of micro-turbine       1,318
                                                                                              systems.

Resources       American Superconductor        $0.01 Common Stock       82,600     Less       Develops and                      249
                Corporation                                                       than 1%     manufactures products
                                                                                              using superconducting
                                                                                              materials and power
                                                                                              electronic converters
                                                                                              for electric power
                                                                                              applications.

Resources,      Proton Energy Systems, Inc.    $0.01 Common Stock       89,260     Less       Develops and                      268
AER Holding                                                                       than 1%     manufactures proton
                                                                                              exchange membrane
                                                                                              electro-chemical products.

                                       17

                                                                                                                            Owner's
                                                                      Number       % of                                   Book Value
  Name of              Name of                    Description           of        Voting         Nature of                   (in
  Company               Issuer                    of Security         Shares      Power          Business                 thousands)
-------------- ------------------------------ --------------------- ----------- -----------  --------------------------- -----------
Resources       AstroPower, Inc.               $0.01 Common Stock       20,400     Less       Develops and manufactures         163
                                                                                  than 1%     solar electric power
                                                                                              generation products.

Resources       AnAerobics, Inc                $0.001 Series A       1,403,579        5%      Develops environmentally        1,333
                                                  Convertible                                 sound anaerobic
                                               Preferred Stock                                wastewater treatment
                                                                                              systems.

Resources       CellTech Power, Inc.            $0.001 Series A        120,000        1%      Develops fuel cell                252
                                                  Convertible                                 technologies for the
                                                Preferred Stock                               distributed generation
                                                                                              marketplace.

Resources       ADI Thermal Power Corporation   $1.00 Common Stock      33,334        4%      Develops dual shell Stirling      200
                                                                                              engine technology for
                                                                                              distributed generation.

Resources       STM Power, Inc.                  $0.01 Series A        585,480        4%      Develops cogeneration           2,500
                                                  Convertible                                 systems utilizing
                                                 Preferred Stock                              external combustion
                                                                                              (Stirling-cycle) engine
                                                                                              technology.

WP&L            Dais Analytic Corporation      $0.01 Common Stock       20,833        2%      Develops several patented          90
                                                                                              polymer materials with
                                                                                              novel applications in the
                                                                                              energy sector.

Cap. Square     Federal National Mortgage     $0.525 Common Stock          400       Less     Facilitate low-cost                26
                Association                                                         than 1%   mortgage capital for
                                                                                              low-, moderate- and
                                                                                              middle-income Amercians.

Alliant Energy  Madison Gas and Electric       $1.00 Common Stock          225       Less     Utility business.                   5
                Company                                                             than 1%

Cataguazes      Cataguazes Servicos Aeroes    $1 Brazil Real Common      8,160         9%     Air inspection services.           56
                de Prospeccao S/A                    Stock

Resources       Nth Power Technologies Fund           (*)                 (*)          8%     Capital fund                    3,541
                II, LP                                                                        specializing in emerging
                                                                                              energy-technology
                                                                                              companies.

                                       18

                                                                                                                            Owner's
                                                                      Number       % of                                   Book Value
  Name of              Name of                    Description           of        Voting         Nature of                   (in
  Company               Issuer                    of Security         Shares      Power          Business                 thousands)
-------------- ------------------------------ --------------------- ----------- -----------  --------------------------- -----------
Whiting         Delta Petroleum Corporation    $0.01 Common Stock      390,000         2%     Engaged in the                  1,300
                                                                                              acquisition,
                                                                                              exploration, development
                                                                                              and production of oil and
                                                                                              gas properties.

New Zealand     Natural Gas Corporation       $0.01 Ordinary Shares      1,800       Less     Utility business.                   2
                Holdings Ltd.                                                       than 1%

New Zealand     Horizon Energy Distribution   $1.00 Ordinary Shares        250       Less     Utility business.                   1
                Limited                                                             than 1%


(*) Noncorporate subsidiary (limited partnership)

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2002

Part I. Name, Principal Business Address and Positions Held as of December 31, 2002


Name (Address)*                 Position Held           Name (Address)*                  Position Held
------------------------------- --------------------    -----------------------------    --------------------
Alliant Energy Corporation
--------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Enrique Bacalao (a)              Officer
William D. Harvey (a)           Officer                 Eric D. Mott (a)                 Officer
James E. Hoffman (b)            Officer                 Alan B. Arends (j)               Director
Eliot G. Protsch (b)            Officer                 Jack B. Evans (b)                Director
Barbara J. Swan (a)             Officer                 Joyce L. Hanes (k)               Director
Thomas M. Walker (a)            Officer                 Lee Liu (b)                      Director
Pamela J. Wegner (a)            Officer                 Katharine C. Lyall (a)           Director
Dundeana K. Doyle (a)           Officer                 Singleton B. McAllister (hhh)    Director
Thomas L. Hanson (a)            Officer                 David A. Perdue (ggg)            Director
John E. Kratchmer (a)           Officer                 Judith D. Pyle (a)               Director
Barbara A. Siehr (a)            Officer                 Robert W. Schlutz (o)            Director
F.J. Buri (a)                   Officer                 Wayne H. Stoppelmoor (h)         Director
Joan M. Thompson (b)            Officer                 Anthony R. Weiler (p)            Director
Linda J. Wentzel (a)            Officer

Interstate Power and Light Company
----------------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Linda J. Wentzel (a)             Officer
Eliot G. Protsch (b)            Officer                 Enrique Bacalao (a)              Officer
William D. Harvey (a)           Officer                 Steven F. Price (a)              Officer
Barbara J. Swan (a)             Officer                 Alan B. Arends (j)               Director
Thomas M. Walker (a)            Officer                 Jack B. Evans (b)                Director
Pamela J. Wegner (a)            Officer                 Joyce L. Hanes (k)               Director
Dundeana K. Doyle (a)           Officer                 Lee Liu (b)                      Director
Vern A. Gebhart (b)             Officer                 Katharine C. Lyall (a)           Director
Thomas L. Hanson (a)            Officer                 Singleton B. McAllister (hhh)    Director
John E. Kratchmer (a)           Officer                 David A. Perdue (ggg)            Director
Daniel L. Mineck  (b)           Officer                 Judith D. Pyle (a)               Director
Barbara A. Siehr (a)            Officer                 Robert W. Schlutz (o)            Director
Kim K. Zuhlke (a)               Officer                 Wayne H. Stoppelmoor (h)         Director

                                       19

F.J. Buri (a)                   Officer                 Anthony R. Weiler (p)            Director
Daniel L. Siegfried (b)         Officer

Wisconsin Power and Light Company
---------------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Linda J. Wentzel (a)             Officer
William D. Harvey (a)           Officer                 Enrique Bacalao (a)              Officer
Eliot G. Protsch (b)            Officer                 Steven F. Price (a)              Officer
Barbara J. Swan (a)             Officer                 Alan B. Arends (j)               Director
Thomas M. Walker (a)            Officer                 Jack B. Evans (b)                Director
Pamela J. Wegner (a)            Officer                 Joyce L. Hanes (k)               Director
Dundeana K. Doyle (a)           Officer                 Lee Liu (b)                      Director
Vern A. Gebhart (b)             Officer                 Katharine C. Lyall (a)           Director
Thomas L. Hanson (a)            Officer                 Singleton B. McAllister (hhh)    Director
John E. Kratchmer (a)           Officer                 David A. Perdue (ggg)            Director
Daniel L. Mineck  (b)           Officer                 Judith D. Pyle (a)               Director
Barbara A. Siehr (a)            Officer                 Robert W. Schlutz (o)            Director
Kim K. Zuhlke (a)               Officer                 Wayne H. Stoppelmoor (h)         Director
F.J. Buri (a)                   Officer                 Anthony R. Weiler (p)            Director

South Beloit Water, Gas & Electric Company
------------------------------------------
William D. Harvey (a)           Officer, Director       Steven F. Price (a)              Officer
Thomas L. Hanson (a)            Officer                 John E. Kratchmer (a)            Officer
F.J. Buri (a)                   Officer                 Thomas L. Adelman (ss)           Director
Linda J. Wentzel (a)            Officer                 Kim K. Zuhlke (a)                Director

Wisconsin River Power Company
-----------------------------
Thomas P. Meinz (bb)            Officer, Director       Barth J. Wolf (bb)              Officer, Director
Dennis J. Maki (bb)             Officer, Director       William D. Harvey (a)           Director
Charles J. Ohl (a)              Officer, Director       Joseph E. Shefchek (a)          Director

Wisconsin Valley Improvement Company
------------------------------------
Robert Gall (x)                 Officer, Director       Neil Krebsbach (a)               Director
Thomas P. Meinz (bb)            Officer, Director       Dennis J. Maki (bb)              Director
Sam Morgan (x)                  Officer                 Scott C. Mosher (x)              Director
Donald Bradford (x)             Officer                 Thomas G. Scharff (cc)           Director
Phil Valitchka (x)              Officer                 Kenneth Schulz (x)               Director
Robert Birkhauser (x)           Director                Dennis Urbanek Sr. (x)           Director

ATC Management Inc.
-------------------
Jose Delgado (yy)               Officer, Director       David Porter (yy)                Director
Daniel A. Doyle (yy)            Officer                 Augustin Ramirez (yy)            Director
Harry Terhune (yy)              Officer                 Patrick D. Schrickel (yy)        Director
Dale Landgren (yy)              Officer                 Roy Thilly (yy)                  Director
Walter Woelfle (yy)             Officer                 William C. Verrette (yy)         Director
William D. Harvey (a)           Director                Mark C. Williamson (yy)          Director
Anthony S. Earl (yy)            Director                Stephen J. Yanisch (yy)          Director

Alliant Energy Corporate Services, Inc.
---------------------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       John E. Kratchmer (a)            Officer
William D. Harvey (a)           Officer, Director       Daniel L. Mineck  (b)            Officer
James E. Hoffman (b)            Officer, Director       Barbara A. Siehr (a)             Officer
Eliot G. Protsch (b)            Officer, Director       Kim K. Zuhlke (a)                Officer
Barbara J. Swan (a)             Officer, Director       F.J. Buri (a)                    Officer
Thomas M. Walker (a)            Officer, Director       Kent M. Ragsdale (b)             Officer
Pamela J. Wegner (a)            Officer, Director       Linda J. Wentzel (a)             Officer

                                       20

Dundeana K. Doyle (a)           Officer                 Enrique Bacalao (a)              Officer
Vern A. Gebhart (b)             Officer                 Steven F. Price (a)              Officer
Thomas L. Hanson (a)            Officer

TRANSLink Development Company LLC
---------------------------------
Paul Pender (t)                 Officer                 Paul J Feldman (vvv)             Director
Kent M. Ragsdale (b)            Officer                 Larry G. Garberding (www)        Director
Paul F. Barber (rrr)            Director                Thomas H. Johnson (p)            Director
Andrew C. Barrett (sss)         Director                Donald B. Stenberg (xxx)         Director
Julian J. Brix (ttt)            Director                Jon R. Whitney (yyy)             Director
Lisa Crutchfield (uuu)          Director

Distribution Vision 2010, LLC
-----------------------------
Bob Huber (c)                   Officer

Nuclear Management Company, LLC
-------------------------------
Michael Sellman (tt)            Officer, Director       Jonathan Rogoff (tt)             Officer
William Hill (tt)               Officer                 Charles Schrock (tt)             Officer
David Wilson (tt)               Officer                 Michael Wadley (tt)              Officer
John Paul Cowan (ww)            Officer                 Richard A. Abdoo (c)             Director
Dean E. Ekstrom (tt)            Officer                 David Joos (tt)                  Director
Benjamin Ewers (tt)             Officer                 Eliot G. Protsch (b)             Director
Donald Gillispie (tt)           Officer                 Larry L. Weyers (bb)             Director
Thomas Palmisano (tt)           Officer                 David Wilks (tt)                 Director

Alliant Energy Resources, Inc.
------------------------------
Erroll B. Davis, Jr. (a)        Officer, Director       Linda J. Wentzel (a)               Officer
James E. Hoffman (b)            Officer                 Enrique Bacalao (a)                Officer
William D. Harvey (a)           Officer                 Steven F. Price (a)                Officer
Eliot G. Protsch (b)            Officer                 Alan B. Arends (j)                 Director
Thomas L. Hanson (a)            Officer                 Jack B. Evans (b)                  Director
John E. Kratchmer (a)           Officer                 Joyce L. Hanes (k)                 Director
Barbara A. Siehr (a)            Officer                 Lee Liu (b)                        Director
Thomas L. Aller (b)             Officer                 Katharine C. Lyall (a)             Director
Charles Castine (b)             Officer                 Singleton B. McAllister (hhh)      Director
Dundeana K. Doyle (a)           Officer                 David A. Perdue (ggg)              Director
Michael P. Maley (ppp)          Officer                 Judith D. Pyle (a)                 Director
John K. Peterson (b)            Officer                 Robert W. Schlutz (o)              Director
Thomas M. Walker (a)            Officer                 Anthony R. Weiler (p)              Director
F.J.Buri (a)                    Officer                 Wayne H. Stoppelmoor (h)           Director
Daniel L. Siegfried (b)         Officer

SmartEnergy, Inc.
-----------------
Frank Greb (a)                  Officer, Director       Anna Blumkin (kkk)                 Officer
Deborah Jackson (kkk)           Officer                 David Frank (kkk)                  Officer
Badar Khan (kkk)                Officer                 James E. Hoffman (b)               Director
Ravi Thuraisingham (kkk)        Officer                 Joel J. Schmidt (b)                Director
Alexander Steffan (kkk)         Officer

AEG Worldwide, Inc.
-------------------
Michael P. Maley (ppp)          Officer                 William D. Harvey (a)              Director
Mark S. Condon (ppp)            Officer                 James E. Hoffman (b)               Director
F.J. Buri (a)                   Officer                 Thomas M. Walker (a)               Director

                                       21

Alliant Energy Generation, Inc.
-------------------------------
Michael P. Maley (ppp)          Officer                 William D. Harvey (a)              Director
Mark S. Condon (ppp)            Officer                 James E. Hoffman (b)               Director
F.J. Buri (a)                   Officer                 Thomas M. Walker (a)               Director

AER Holding Company
-------------------
Thomas L. Hanson (a)            Officer, Director       F.J. Buri (a)                      Officer
James E. Hoffman (b)            Officer, Director       Richard F. Klumpp (ooo)            Officer
Thomas M. Walker (a)            Officer, Director

Capital Square Financial Corporation
------------------------------------
Ruth A. Domack (a)              Officer, Director       John W. Stoneman (a)               Officer
Henry D. Wertheimer (a)         Officer                 James E. Hoffman (b)               Director
E. Dean Baumgardner (a)         Officer                 Thomas L. Aller (b)                Director

Alliant Energy Holdings do Brasil Ltda.
---------------------------------------
Felicia Bellows (b)                Officer

Whiting Petroleum Corporation
-----------------------------
James J. Volker (q)                Officer, Director      James R. Casperson (q)           Officer
James T. Brown (q)                 Officer                Patricia J. Miller (q)           Officer
John R. Hazlett (q)                Officer                Michael J. Stevens (q)           Officer
Mark R. Williams (q)               Officer                Thomas L. Aller (b)              Director
Christy M. Evenden (q)             Officer                James E. Hoffman (b)             Director
F.J. Buri (a)                      Officer                J. B. Ladd (q)                   Director
Thomas L. Hanson (a)               Officer                Thomas M. Walker (a)             Director
D. Sherwin Artus (q)               Officer                Kenneth R. Whiting (q)           Director

Whiting Programs, Inc.
----------------------
James J. Volker (q)                Officer, Director      Mark R. Williams (q)             Officer
D. Sherwin Artus (q)               Officer                Michael J. Stevens (q)           Officer
James T. Brown (q)                 Officer                Christy M. Evenden (q)           Officer
John R. Hazlett (q)                Officer                James R. Casperson (q)           Officer
Patricia J. Miller (q)             Officer

Whiting-Golden Gas Production Company
-------------------------------------
D. Sherwin Artus (q)               Officer, Director      Mark R. Williams (q)             Officer
James R. Casperson (q)             Officer, Director      Michael J. Stevens (q)           Officer
James J. Volker (q)                Officer                Christy M. Evenden (q)           Officer
James T. Brown (q)                 Officer                John R. Hazlett (q)              Director
Patricia J. Miller (q)             Officer

WOK Acquisition Company
-----------------------
James J. Volker (q)                Officer, Director      Patricia J. Miller (q)           Officer
James R. Casperson (q)             Officer, Director      Mark R. Williams (q)             Officer
John R. Hazlett (q)                Officer, Director      Michael J. Stevens (q)           Officer
D. Sherwin Artus (q)               Officer                Christy M. Evenden (q)           Officer
James T. Brown (q)                 Officer

Alliant Energy Integrated Services Company
------------------------------------------
Charles Castine (b)                Officer, Director      Thomas L. Hanson (a)             Officer
James E. Hoffman (b)               Officer, Director      Daniel L. Siegfried (b)          Officer
F.J. Buri (a)                      Officer                Thomas L. Aller (b)              Director

                                       22

Industrial Energy Applications, Inc.
------------------------------------
James E. Hoffman (b)               Officer, Director      Daniel L. Siegfried (b)          Officer
Charles Castine (b)                Officer                Erroll B. Davis, Jr. (a)         Director
Thomas L. Hanson (a)               Officer

BFC Gas Company L.L.C.
-------------------
Charles Castine (b)                Officer

Energys, Inc.
-------------
Charles Castine (b)                Officer                Daniel L. Siegfried (b)      Officer
Jon C. Bancks (b)                  Officer                Linda J. Wentzel (a)         Officer
Jeffrey D. Schmidlen (nnn)         Officer                Erroll B. Davis, Jr. (a)     Director
Thomas L. Hanson (a)               Officer                James E. Hoffman (b)         Director

RMT, Inc.
---------
Stephen D. Johannsen (a)         Officer                Joel E. Roberts (a)            Officer
William A. Dickrell (a)          Officer                Richard J. Sawinski (f)        Officer
Jeffrey M. Filipski (a)          Officer                Jack E. Seeds (a)              Officer
Kathryn R. Huibregtse (zzz)      Officer                Stephen L. Streblow (f)        Officer
Daniel E. Oman (r)               Officer                Robert J. Vetter (a)           Officer
Ted Juszczyk (a)                 Officer                Thomas A. Allen (a)            Officer
Katharine E. Martin (a)          Officer                Thomas L. Hanson (a)           Officer
Ruth J. Muelker (g)              Officer                Erroll B. Davis, Jr. (a)       Director
James C. Myers (g)               Officer                James E. Hoffman (b)           Director
Samuel Nott (g)                  Officer

RMT North Carolina, Inc.
------------------------
William A. Dickrell (a)         Officer, Director       Ruth J. Muelker (g)            Officer
Richard J. Sawinski (f)         Officer                 Stephen D. Johannsen (a)       Director
Michael Parker (f)              Officer                 Ted Juszczyk (a)               Director

RMT, Inc., Michigan
-------------------
Daniel E. Oman (r)              Officer, Director       Douglas R. Genthe (r)          Officer
Katharine E. Martin (a)         Officer, Director       Robert J. Vetter (a)           Director

RMT International, Inc.
-----------------------
Samuel Nott (g)                 Officer, Director       William A. Dickrell (a)        Officer, Director
Stephen D. Johannsen (a)        Officer, Director       Ruth J. Muelker (g)            Officer

Heartland Energy Group, Inc.
----------------------------
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)        Officer
Charles Castine (b)             Officer                 Erroll B. Davis, Jr. (a)       Director
Thomas L. Hanson (a)            Officer

Industrial Energy Applications Delaware, Inc.
---------------------------------------------
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)        Officer
Charles Castine (b)             Officer                 Erroll B. Davis, Jr. (a)       Director
Thomas L. Hanson (a)            Officer

Schedin & Associates, Inc.
--------------------------
Gregory A. Genin (a)            Officer, Director       Loretta Razny (b)              Officer, Director
Larry L. Schedin (t)            Officer, Director       Mary Fritsch (a)               Officer, Director

SVBK Consulting Group, Inc.
---------------------------
Gregory A. Genin (a)            Officer, Director       Loretta Razny (b)              Officer, Director

                                       23

Sheree L. Brown (iii)           Officer, Director       Mary Fritsch (a)               Officer, Director

Energy Performance Services, Inc.
---------------------------------
Charles Castine (b)             Officer, Director       Michael F. Gregg (xx)          Officer
F.J. Buri (a)                   Officer, Director       Mark S. White (rr)             Officer
Thomas L. Hanson (a)            Officer, Director

Cogenex Corporation
-------------------
Charles Castine (b)             Officer, Director       Michael F. Gregg  (xx)           Officer
F.J. Buri (a)                   Officer, Director       Mark S. White (xx)               Officer
Thomas L. Hanson (a)            Officer, Director       Marc J. Aronson (xx)             Officer

Cogenex West Corporation
------------------------
Charles Castine (b)             Officer, Director       Michael F. Gregg (xx)            Officer
F.J. Buri (a)                   Officer, Director       Mark S. White (xx)               Officer
Thomas L. Hanson (a)            Officer, Director       Marc J. Aronson (xx)             Officer

EUA Cogenex-Canada Inc.
-----------------------
Edward T. Liston (xx)           Officer, Director       Edward M. Gleason (a)            Officer
Jon C. Bancks (b)               Officer                 Richard Bower (xx)               Director
Charles Castine (b)             Officer                 Kenneth W. Movat (xx)            Director
Mark S. White (xx)              Officer

EUA Cogenex-Canada Energy Services, Inc.
----------------------------------------
Edward T. Liston (xx)           Officer, Director       Edward M. Gleason (a)            Officer
Jon C. Bancks (b)               Officer                 Richard Bower (xx)               Director
Charles Castine (b)             Officer                 Kenneth W. Movat (xx)            Director
Mark S. White (xx)              Officer

Northeast Energy Management, Inc.
---------------------------------
Charles Castine (b)             Officer, Director       Michael F. Gregg (xx)           Officer
F.J. Buri (a)                   Officer, Director       Mark S. White (xx)              Officer
Thomas L. Hanson (a)            Officer, Director

Alliant Energy Transportation, Inc.
-----------------------------------
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)         Officer
Paul H. Treangen (b)            Officer                 Erroll B. Davis, Jr. (a)        Director
F.J. Buri (a)                   Officer                 James E. Hoffman (b)            Director
Thomas L. Hanson (a)            Officer

IEI Barge Services, Inc.
------------------------
Thomas L. Aller (b)             Officer, Director       Thomas L. Hanson (a)            Officer
Paul H. Treangen (b)            Officer, Director       Daniel L. Siegfried (b)         Officer

Transfer Services, Inc.
-----------------------
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)         Officer
Paul H. Treangen (b)            Officer, Director       James E. Hoffman (b)            Director
Thomas L. Hanson (a)            Officer

Williams Bulk Transfer Inc.
---------------------------
Thomas L. Aller (b)             Officer, Director       Thomas L. Hanson (a)            Officer
Paul H. Treangen (b)            Officer, Director       F.J. Buri (a)                   Officer
James E. Hoffman (b)            Officer

                                       24

Cedar Rapids and Iowa City Railway Company
------------------------------------------
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)         Officer
Paul H. Treangen (b)            Officer, Director       James E. Hoffman (b)            Director
Thomas L. Hanson (a)            Officer

Heartland Rail Corporation
--------------------------
Donald C. Byers (y)             Officer, Director       Jon R. Roy (z)                  Director
T. Scott Bannister (m)          Officer                 Marc A. Sanner (z)              Director
William H. Camp (z)             Director

Alliant Energy Investments, Inc.
--------------------------------
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)         Officer
Thomas L. Aller (b)             Officer, Director       Linda J. Wentzel (a)            Officer
F.J. Buri (a)                   Officer                 Erroll B. Davis, Jr. (a)        Director
Thomas L. Hanson (a)            Officer

AEI Holding Company
-------------------
Thomas L. Aller (b)             Officer, Director       F.J. Buri (a)                   Officer
Thomas L. Hanson (a)            Officer, Director       Richard F. Klumpp (ooo)         Officer
James E. Hoffman (b)            Officer, Director

Iowa Land and Building Company
------------------------------
James E. Hoffman (b)            Officer, Director       Thomas L. Hanson (a)            Officer
Thomas L. Aller (b)             Officer, Director       Daniel L. Siegfried (b)         Officer
F.J. Buri (a)                   Officer                 Erroll B. Davis, Jr. (a)        Director

2001 Development Corporation
----------------------------
Thomas M. Collins (u)           Officer, Director       Scott McIntyre, Jr. (b)         Officer, Director
Joe Hladky (b)                  Officer, Director       Clark E. McLeod (b)             Officer, Director
James E. Hoffman (b)            Officer, Director       Ted Schwartz (v)                Officer, Director
Susan Mayer (l)                 Officer, Director       Thomas L. Aller (b)             Officer

Heartland Energy Services, Inc.
-------------------------------
James E. Hoffman (b)            Officer, Director       Thomas L. Hanson (a)            Officer
Charles Castine (b)             Officer                 Daniel L. Siegfried (b)         Officer
Thomas L. Aller (b)             Officer                 Erroll B. Davis, Jr. (a)        Director

Heartland Properties, Inc.
--------------------------
Ruth A. Domack (a)              Officer, Director       John W. Stoneman (a)             Officer
Henry D. Wertheimer (a)         Officer                 James E. Hoffman (b)             Director
E. Dean Baumgardner (a)         Officer                 Thomas L. Aller (b)              Director

Alliant Energy International, Inc.
----------------------------------
James E. Hoffman (b)            Officer, Director       Daniel L. Siegfried (b)          Officer
John K. Peterson (b)            Officer                 Steven F. Price (a)              Officer
F.J. Buri (a)                   Officer                 Erroll B. Davis, Jr. (a)         Director
Thomas L. Hanson (a)            Officer

Alliant Energy Finance Holdings Pty. Ltd.
-----------------------------------------
Timothy Rourke (zz)             Officer, Director       Simon Maher (zz)                 Director

Alliant Energy Finance (No. 1) Pty. Ltd.
----------------------------------------
Timothy Rourke (zz)             Officer, Director       Simon Maher (zz)                 Director

                                       25

Alliant Energy Finance (No. 2) Pty. Ltd.
----------------------------------------
Timothy Rourke (zz)             Officer, Director       Simon Maher (zz)                 Director

Interstate Energy Corporation PTE Ltd.
--------------------------------------
John K. Peterson (b)            Officer, Director       Tang Chen Lin (jj)               Officer
Joel J. Schmidt (b)             Officer                 James E. Hoffman (b)             Director
Thomas L. Hanson (a)            Officer                 Juliet Ang (jj)                  Director

Jiaxing JIES Heat & Power Co. Ltd.
----------------------------------
Ronglin Ji (ll)                 Officer, Director       John E. Clarke (b)               Director
Jianguang Shen (ll)             Officer                 Jingjun Huang (ll)               Director
Yaoming Xu (ll)                 Director                Joel J. Schmidt (b)              Director
John K. Peterson (b)            Director

Tongxiang TIES Power & Heat Co. Ltd.
------------------------------------
Yiqiang Du (ll)                 Officer                 Jiaquan Chen (ll)                Director
Keqiang Li (ll)                 Officer                 John E. Clarke (b)               Director
Xiao Kang Wang (ll)             Officer                 Joel J. Schmidt (b)              Director
Deliang Zhou (ll)               Director                John K. Peterson (b)             Director
Liyong Bai (ll)                 Director

Anhui New Energy Heat & Power Co. Ltd.
--------------------------------------
Qiang Wang (aaa)                Officer, Director       Feng Zhang (aaa)                 Officer
Kairong Zheng (aaa)             Officer, Director       Joel J. Schmidt (b)              Director
Peicheng Cui (aaa)              Officer, Director       James N. Choate (b)              Director
Fuying Wang (aaa)               Officer                 John E. Clarke (b)               Director
Zhengquan Gu (aaa)              Officer                 Renee Y. Otto (b)                Director
Peizhoug Shen (aaa)             Officer                 John K. Peterson (b)             Director
Zhongxiu Wang (aaa)             Officer                 Lawrence W. Yu (aaa)             Director

Sociedade Anonima de Eletrificacao da Paraiba S.A.
--------------------------------------------------
Mauricio Perez Botelho (bbb)    Officer                 Ricardo Perez Botelho (bbb)      Director
Manoel Otoni Neiva (bbb)        Officer                 Getulio Lamartine de Paula       Director
                                                        Fonseca (ccc)
Felicia Leigh Bellows (b)       Director                Claudio Jose Dias Sales (bbb)    Director
Ivan Muller Botelho (bbb)       Director                Carlos Eduardo Trois de          Director
                                                        Miranda (bbb)

MCL Cabo S.A.
-------------
Gioreli de Souza Filho (bbb)    Officer, Director       Carlos Aurelio Martins           Director
                                                        Pimentel (bbb)
Claudio Brandao Silvciro (bbb)  Officer                 Luiz Otavio Cardoso de Azevedo   Director
                                                        (bbb)

Energisapar S/A
---------------
Mauricio Perez Botelho (bbb)    Officer                 Manoel Otoni Neiva (bbb)         Officer

                                       26

Energisa Telecom Ltda.
----------------------
Mauricio Perez Botelho (bbb)    Officer                 Jose Marcelo Goncalvos Reis      Officer
                                                        (bbb)

Multipar S.A.
-------------
Mauricio Perez Botelho (bbb)    Officer                 Manoel Otoni Neiva (bbb)         Officer
Monica Perez Botelho (bbb)      Officer

Multiagro Agropecuaria Com. e Ind. Ltda.
----------------------------------------
Mauricio Botelho (bbb)          Officer                 Manoel Otoni Neiva (bbb)         Officer

Energisa S.A.
-------------
John K. Peterson (b)            Director

Celbpar S.A.
------------
Manoel Otoni Neiva (bbb)        Officer                 Mauricio Botelho (bbb)           Officer

Cenfpar S.A.
------------
Manoel Otoni Neiva (bbb)        Officer                 Mauricio Botelho (bbb)           Officer

Saelpapar S.A.
--------------
Manoel Otoni Neiva (bbb)        Officer                 Mauricio Botelho (bbb)           Officer

Alliant Holdco One S/A
----------------------
Marcelo Antonio Goncalves       Officer                 Carlos Eduardo Trois de          Officer
Souza (ddd)                                             Miranda (bbb)

Alliant Holdco Three S/A
------------------------
Marcelo Antonio Goncalves       Officer                 Carlos Eduardo Trois de          Officer
Souza (ddd)                                             Miranda (bbb)

Alliant International New Zealand Ltd.
--------------------------------------
Simon Young (s)                 Officer                 John K. Peterson (b)             Director
James E. Hoffman (b)            Director

TrustPower Ltd.
---------------
Simon Young (s)                 Director                Harold M. Titter                 Officer
Bruce J. Harker (s)             Director                Ronald P. Carter (s)             Director
Hugh R. Morrison (s)            Director                Michael J. Cooney                Director

Infratil Ltd.
-------------
John K. Peterson (b)            Director                Kevin O,Connor (vv)              Director
David Newman (vv)               Director                Duncan Saville (vv)              Director
Lloyd Morrison (vv)             Officer                 Lib Petagna (vv)                 Officer
Terry McAlister (vv)            Officer                 Bruce Harker (s)                 Director
Phil Walker (vv)                Director                Matthias Seidenstucker (qqq)     Officer
John Culy (vv)                  Officer                 Tim Brown (vv)                   Officer
Paul Ridley-Smith (vv)          Officer                 Graeme Thomson (vv)              Officer
Roger Crawford (qq)             Officer                 George Royal (vv)                Officer
Matthew Civil (vv)              Officer                 Adam Stannard (vv)               Director
Terry Cuttle (vv)               Officer

                                       27

Alliant Energy Australia Pty. Ltd.
----------------------------------
Timothy Rourke (zz)             Officer, Director       Simon D. Maher (zz)              Director
John K. Peterson (b)            Director

Alliant Energy Southern Hydro Australia Pty. Ltd.
-------------------------------------------------
Timothy Rourke (zz)              Officer, Director      Simon D. Maher (zz)              Director
John K. Peterson (b)             Director

Southern Hydro Partnership
--------------------------
Simon D. Maher (zz)              Officer                John K. Peterson (b)               Director
Paul F. Maguire (zz)             Officer                David G. Wood (zz)                 Director
R. Champion (zz)                 Director

Alliant Energy Hydro Holdings Pty. Ltd.
---------------------------------------
Timothy Rourke (zz)              Officer, Director      John K. Peterson (b)               Director

Alliant Energy Hydro No. 2 Pty. Ltd
-----------------------------------
Timothy Rourke (zz)              Officer, Director      John K. Peterson (b)               Director

Southern Hydro Operations Pty. Ltd.
-----------------------------------
Paul F. Maguire (zz)             Officer                John K. Peterson (b)               Director
Simon D. Maher (zz)              Director               Timothy H. Rourke (zz)             Director

Southern Hydro Maintenance Services Pty. Ltd.
---------------------------------------------
John K. Peterson (b)             Director

Alliant Energy Hydro Pty. Ltd.
------------------------------
Timothy Rourke (zz)              Officer, Director      John K. Peterson (b)               Director
Simon D. Maher (zz)              Officer

Grandelight Holding Ltd.
------------------------
John K. Peterson (b)             Officer, Director      James E. Hoffman (b)               Director
Joel J. Schmidt (b)              Officer                Thomas M. Walker (a)               Director
Thomas L. Hanson (a)             Officer

Peak Pacific Investment Co. Ltd.
--------------------------------
Robert W. Anderson, Jr. (jj)     Officer, Director      John K. Peterson (b)               Director
Michael R. Ashburn (mmm)         Officer                Joel J. Schmidt (b)                Director
James E. Hoffman (b)             Director               Thomas M. Walker (a)               Director

Ocean Peak Pte. Ltd.
--------------------
Robert W. Anderson, Jr. (jj)     Director

Zouping Peak Pte. Ltd.
----------------------
Sunny Wong (jj)                  Officer                Carol Anne Mei Ling Tan (jj)       Director
Robert W. Anderson, Jr. (jj)     Director

Zouping Peak CHP Co. Ltd.
-------------------------
Michael R. Ashburn (mmm)         Officer, Director      Geoff Dutton (mmm)                 Director
Loy Hui Lim (mmm)                Officer, Director      Jibing Han (mmm)                   Director
Meng Qin Cai (pp)                Officer                Gongqing Liu (ppp)                 Director
Liang Zhong Chang (pp)           Officer                Yong Wang (pp)                     Director
Pan Lin Hai (pp)                 Officer                Dianrong Zhao (pp)                 Director
Zhang Bao Lin (pp)               Officer                Changshui Zhao (pp)                Director
Lin Chen (mmm)                   Director

                                       28

Luannan Peak Pte. Ltd.
----------------------
Robert W. Anderson (jj)          Director               Carol Anne Mei Ling Tan (jj)       Director

Pan-Western Energy Corporation LLC
----------------------------------
Todd W. Carter (nn)              Director               Yang Sheng-Lil (nn)                Director
Jie Li (nn)                      Director               Xue Shu-xing (nn)                  Director
Darol Lindloff (nn)              Director

Tangshan Peak Heat & Power Co., Ltd.
------------------------------------
Michael R. Ashburn (mmm)         Director               Lim Hui Loy (mmm)                  Director
Geoff Dutton (mmm)               Director               Shengli Yang (nn)                  Director
Shuxing Xue (nn)                 Director

Wuan Peak Pte. Ltd.
-------------------
Sunny Wong (jj)                  Officer                Carol Anne Mei Ling Tan (jj)       Director
Robert W. Anderson, Jr. (jj)     Director

Peak Pacific (China) Investment Company Ltd.
--------------------------------------------
Michael R. Ashburn (mmm)         Officer, Director      Robert W. Anderson, Jr. (jj)       Director
Shaw Tien (mmm)                  Officer, Director

Peak Xin Wen Pte. Ltd.
----------------------
Sunny Wong (jj)                  Officer                Robert W. Anderson, Jr. (jj)       Director
Ong Beng Hong (jj)               Officer                Carol Anne Mei Ling Tan (jj)       Director

Tai An Hua Feng Peak Heat and Power Co. Ltd.
--------------------------------------------
Yuping Lu (mmm)                  Officer, Director      Geoff Dutton (mmm)                 Director
Liu Guangqing (pp)               Officer                Jibing Han (mmm)                   Director
Sun Yao (pp)                     Officer                Fuhua Pan (pp)                     Director
Zhang Zhaoxiao (pp)              Officer                Changsheng Sun (pp)                Director
Michael R. Ashburn (mmm)         Director               Qiuli Yang (mmm)                   Director
Oingtian Lang (pp)               Director               Yuzhong Zhang (mmm)                Director

Hebei Wuan Peak Heat and Power Co. Ltd.
---------------------------------------
Robert W. Anderson, Jr. (jj)     Director               Lim Hui Loy (mmm)                  Director
Gengkui Wang (nn)                Director               Haikui Tian (nn)                   Director
Michael R. Ashburn (mmm)         Director               Qiuli Yang (mmm)                   Director
Lin Chen (mmm)                   Director               Qigui Zhou (mm)                    Director
Geoff Dutton (mmm)               Director

Shijiazhuang Chengfeng Cogeneration Co. Ltd.
--------------------------------------------
Rong Liu (mmm)                        Officer, Director      Geoff Dutton (mmm)            Director
Yuchang Jia (nn)                      Officer, Director      Feng Liu (nn)                 Director
Tieyan Zhang (mmm)                    Officer                Rong Liu (mmm)                Director
Michael R. Ashburn (mmm)              Director               Lim Hui Loy (mmm)             Director

Jinan Peak Pte. Ltd.
--------------------
Sunny Wong (jj)                       Officer                Seok Hian Lee (jj)         Director
Robert W. Anderson, Jr. (jj)          Director

Gongyi Peak Pte. Ltd.
---------------------
Sunny Wong (jj)                       Officer                Carol Anne Mei Ling Tan (jj)  Director
Robert W. Anderson, Jr. (jj)          Director

                                       29

Henan Anfeng Electric Power Co. Ltd.
------------------------------------
Guozheng Huo (mm)                     Officer, Director      Qianxian Hu (mm)           Director
Lim Hui Loy (mmm)                     Officer, Director      Hui Jin (mmm)              Director
Robert W. Anderson, Jr. (jj)          Director               Zhiye Liu (mm)             Director
Michael R. Ashburn (mmm)              Director               Qiuli Yang (mmm)           Director
Geoff Dutton (mmm)                    Director

Henan Yongfeng Electric Power Co. Ltd.
--------------------------------------
Guozheng Huo (mm)                     Officer, Director      Qianxian Hu (mm)           Director
Lim Hui Loy (mmm)                     Officer, Director      Hui Jin (mmm)              Director
Robert W. Anderson, Jr. (jj)          Director               Zhiye Liu (mm)             Director
Michael R. Ashburn (mmm)              Director               Qiuli Yang (mmm)           Director
Geoff Dutton (mmm)                    Director

Peak Pacific Investment Co. (Labuan) BHD
----------------------------------------
Robert W. Anderson, Jr. (jj)          Director

T2 Education Pte Ltd.
---------------------
Sunny Wong                            Officer                Carol Anne Mei Ling Tan (jj)           Director
Robert W. Anderson, Jr. (jj)          Director

Alliant Energy de Mexico, S. de R.L. de C.V.
--------------------------------------------
Thomas L. Aller (b)                   Officer, Director      Charles Castine (b)                    Director
F.J. Buri (a)                         Officer                Thomas L. Hanson (a)                   Director
Alejandro Sainz Orantes (ii)          Officer                John K. Peterson  (b)                  Director
Jeffrey K. Rosencrants (b)            Officer

Alliant Energy Operaciones de Mexico, S. de R.L. de C.V.
--------------------------------------------------------
Thomas L. Aller (b)                   Officer, Director      Charles Castine (b)                    Director
F.J. Buri (a)                         Officer                Thomas L. Hanson (a)                   Director
Alejandro Sainz Orantes (ii)          Officer                John K. Peterson  (b)                  Director
Jeffrey K. Rosencrants (b)            Officer

Alliant Energy Servicios de Mexico, S. de R.L. de C.V.
------------------------------------------------------
Thomas L. Aller (b)                   Officer, Director      Charles Castine (b)                    Director
F.J. Buri (a)                         Officer                Thomas L. Hanson (a)                   Director
Alejandro Sainz Orantes (ii)          Officer                John K. Peterson  (b)                  Director
Jeffrey K. Rosencrants (b)            Officer

Alliant Energy de Mexico LLC
----------------------------
John K. Peterson (b)             Officer

Alliant Energy Renewable Resources Ltd.
---------------------------------------
Joel J. Schmidt (b)              Officer                James E. Hoffman (b)            Director
Michael Ashford (rr)             Officer                John K. Peterson (b)            Director
Steven F. Price (a)              Officer                Graham B. Colis, R. (rr)        Director
Dawna Ferguson (rr)              Officer                C.F. Cooper, A. (rr)            Director
Edward M. Gleason  (a)           Officer


The following partnerships and LLCs do not have officers and directors as such:
-------------------------------------------------------------------------------

EnviroGas LP                                                      OSADA I LP
IPL SPE LLC                                                       Village Lakeshares, LP
Alliant Energy SPE LLC                                            ReGENco LLC
American Transmission Company, LLC                                Indiana Housing Equity Fund, LP

                                       30

WPL Transco LLC                                                   Apollo Tax Credit Fund XVII LP
WPL SPE LLC                                                       Heartland Properties Equity Investment Fund IV, LLC
Alliant Energy Nuclear, LLC                                       The Heartland - NML Investment Fund, LLC
Alliant Energy TransCo LLC                                        Janesville Jeffris Flats Affordable Housing LP
Alliant Energy Tallmadge Power Co., LLC                           641 West Main Street LP
Tallmadge Generation Co., LLC                                     Atlantic-Sundance Apartments, LP
AEG Operations, LLC                                               Wagon Wheel LP
LNT Communications LLC                                            Countryside of Clinton Associates, LP
Bastian Bay Pipeline, LP                                          Meadow Wood Associates of Carroll Phase II, LP
Alliant Energy Field Services, LLC                                Fort Madison IHA Senior Housing LP
Oak Hill Pipeline LP                                              Fort Madison IHA II Senior Housing LP
Alliant South Texas Pipeline, LP                                  Maquoketa IHA Senior Housing LP
Alliant Energy Desdemona, LP                                      Knoxville IHA Senior Housing LP
NG Energy Trading, LLC                                            MDI LP #47
Alliant Energy Integrated Services-Energy Management LLC          Pickerel Park Associates LP
Alliant Energy Integrated Services-Energy Solutions LLC           Keokuk Senior Housing LP
APS Cogenex LLC                                                   Carroll IHA Senior Housing LP
Energy Capital and Services I, LP                                 Blairs Ferry LP
Energy Capital and Services II, LP                                3001 LLC
Alliant Energy Synfuel LLC                                        AGRA Cogenex Joint Venture
Kaufman & Broad-Nexgen LLC                                        Decorah Woolen Mills, LP
West Virginia Synfuel LP                                          Van Allen, LP
Alpha Synfuel LLC                                                 Scott Meadows Senior Housing LP
New River Synfuel LLC                                             Alliant Energy Finance Holdings Partnership
VFH, LLLP                                                         Alliant Energy Finance Partnership
Prairie Ridge Business Park, L.C.


*Address Codes:
---------------                                         (nn)   Hebei Province, PRC
(a)   Madison, WI                                       (oo)   Nebei Province, PRC
(b)   Cedar Rapids, IA                                  (pp)   Shandong Province, PRC
(c)   Milwaukee, WI                                     (qq)   Brisbane, Queensland, Australia
(d)   Stoughton, WI                                     (rr)   Hamilton, Bermuda
(e)   Marion, IA                                        (ss)   Janesville, WI
(f)   Greenville, SC                                    (tt)   Hudson, WI
(g)   Austin, TX                                        (uu)   Tauranga, New Zealand
(h)   Dubuque, IA                                       (vv)   Wellington, New Zealand
(i)   North Lake Geneva, WI                             (ww)   Covert, MI
(j)   Albert Lea, MN                                    (xx)   Lowell, MA
(k)   Mason City, IA                                    (yy)   Waukesha, WI
(l)   Washington, DC                                    (zz)   Victoria, Australia
(m)   Des Moines, IA                                    (aaa)  Anhui Province, PRC
(n)   Kansas City, MO                                   (bbb)  Cataguases, MG Brasil
(o)   Columbus Junction, IA                             (ccc)  Paraiba, Brasil
(p)   Richmond, VA                                      (ddd)  Rio de Janeiro, RJ-Brasil
(q)   Denver, CO                                        (eee)  Campina Grande, PB-Brasil
(r)   Ann Arbor, MI                                     (fff)  Aracaju/Sergipe, Brasil
(s)   Auckland, New Zealand                             (ggg)  Canton, MA
(t)   Minneapolis, MN                                   (hhh)  Great Falls, VA
(u)   Tucson, AZ                                        (iii)  Orlando, FL
(v)   Deerfield, IL                                     (jjj)  Charlotte, NC
(w)   Dublin, OH                                        (kkk)  Woburn, MA
(x)   Wausau, WI                                        (lll)  Chatsworth, CA
(y)   Newton, IA                                        (mmm)  Beijing, China
(z)   Decatur, IL                                       (nnn)  Waupaca, WI

                                       31

(aa)  Sao Paulo, SP Brazil                              (ooo)  Las Vegas, Nevada
(bb)  Green Bay, WI                                     (ppp)  Oak Brook, IL
(cc)  Wisconsin Rapids, WI                              (qqq)  Berlin, Germany
(dd)  Wayzata, MN                                       (rrr)  Freehold, NJ
(ee)  Minnetonka, MN                                    (sss)  Arlington, VA
(ff)  Chicago, IL                                       (ttt)  Cos Cob, CT
(gg)  Wanganui, New Zealand                             (uuu)  Cornelius, NC
(hh)  Palmerston North, New Zealand                     (vvv)  Sandy, UT
(ii)  Mexico City, D.F.                                 (www)  Grosse Pointe Farms, MI
(jj)  Singapore                                         (xxx)  Lincoln, NE
(kk)  Sacramento, CA                                    (yyy)  Colorado Springs, CO
(ll)  Zhejiang Province, PRC                            (zzz)  Brookfield, WI
(mm)  Henan Province, PRC



**Positions are indicated by the following symbols:
---------------------------------------------------
AB       Advisory Board Member
SB       Board of Surveillance Member

Part II.  Financial Connections as of December 31, 2002

                                                                                      Position Held          Applicable
                                                Name and Location of                  in Financial           Exemption
   Name of Officer or Director                 Financial Institution                  Institution              Rule
------------------------------------    ----------------------------------------    ----------------     -----------------
Jack B. Evans                             Federal Reserve Bank of Chicago,             Director             70 (a), (c)
                                          Chicago, IL

Katharine C. Lyall                        M&I Corporation, Milwaukee, WI               Director             70 (a), (c)


Part III.  Compensation and Other Related Information

(a) Compensation of Directors and Executive Officers and (e) Participation in Bonus and Profit-Sharing Arrangements and Other Benefits

For information concerning compensation of directors and executive officers and participation in bonus and profit-sharing arrangements and other benefits, refer to the disclosures made in:

Alliant Energy's 2003 Proxy Statement, pages 9 through 22, which is incorporated herein by reference to Alliant Energy's 2003 Proxy Statement, File No. 1-9894.

WP&L's 2003 Proxy Statement, pages 8 through 19, which is incorporated herein by reference to WP&L's 2003 Proxy Statement, File No. 0-337.

(b)  Directors' and Executive Officers' Interests in Securities of System
     Companies

For information concerning directors' and executive officers' interests in securities of system companies, refer to the disclosures made in:

Alliant Energy's 2003 Proxy Statement, page 10.

WP&L's 2003 Proxy Statement, page 9.

(c) Directors' and Executive Officers' Contracts and Transactions with System Companies

For information concerning directors' and executive officers' contracts and transactions with system companies, refer to the disclosures made in:

Alliant Energy's 2003 Proxy Statement, pages 9 and 15.

WP&L's 2003 Proxy Statement, pages 8 and 13.

(d)  Directors' and Executive Officers' Indebtedness to System Companies

None.

(f)  Directors' and Executive Officers' Rights to Indemnity

The state laws under which each of Alliant Energy and its domestic direct and indirect subsidiaries is incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Refer to the disclosures made in the:

Bylaws of Alliant Energy, as amended, effective as of January 30, 2001 (incorporated by reference to Exhibit 3.2 to Alliant Energy's Form 10-K for the year 2000).

Bylaws of WP&L, as amended, effective as of January 30, 2001 (incorporated by reference to Exhibit 3.4 to WP&L's Form 10-K for the year 2000).

Bylaws of IP&L, as amended, effective as of January 30, 2001 (incorporated by reference to Exhibit 3.6 to IP&L's Form 10-K for the year 2000).

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

(1) None - Alliant Energy has established political action committees and has incurred, in accordance with the provision of the Federal Election Campaign Act and applicable state campaign laws, certain costs for the administration of such committees.

(2)


   Name of Company              Name of Recipient or Beneficiary                 Purpose         Account Charged        Amount
------------------------------ -------------------------------------------  -----------------  -------------------- -------------
IP&L                           Priority One (Cedar Rapids Chamber of
                                  Commerce)                                       (A)           Operating Expense      $52,800
                               Greater Dubuque Development                        (A)           Operating Expense       16,000
                               Less than $10,000  - 55 beneficiaries              (A)           Operating Expense       55,900

WP&L                           Forward Wisconsin                                  (A)           Operating Expense       28,000
                               Less than $10,000  - 8 beneficiaries               (A)           Operating Expense       18,000

CRANDIC                        Priority One (Cedar Rapids Chamber of
                                  Commerce)                                       (A)           Operating Expense       12,000
                               Less than $10,000  - 1 beneficiaries               (A)           Operating Expense        1,000

(A)  Area Development


ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.  Intercompany Sales and Service

                                       Serving            Receiving                           Date of       In Effect at
     Transaction                       Company             Company            Compensation    Contract        Year End
---------------------------------  ------------------  -----------------  ----------------- -------------  ---------------
Management services                      PPIC            International          $6,257,116     1/1/00           Yes
Coal transportation                     CRANDIC              IP&L                1,889,528     4/1/01           Yes

                                       33

                                       Serving            Receiving                           Date of       In Effect at
     Transaction                       Company             Company            Compensation    Contract        Year End
---------------------------------  ------------------  -----------------  ----------------- -------------  ---------------
Environmental consulting                  RMT                WP&L                1,082,174     7/7/00           Yes
Coal handling                            Barge               WP&L                  528,084    11/27/91          Yes
Integrated turbine and
generator services                    ReGENco LLC             IP&L                 495,244    1/25/02           Yes
Coal handling                          Williams        Cargill-Alliant LLC         385,742    4/14/99            No
Environmental consulting                  RMT                IP&L                  377,362     4/3/00           Yes
Integrated turbine and
generator services                    ReGENco LLC            WP&L                  339,995    1/25/02           Yes
Transloading                           Transfer            CRANDIC                 276,218    11/1/94           Yes
Environmental consulting                  RMT             Resources                199,054     3/7/00           Yes
Environmental consulting                  RMT                IEA                   185,510     8/1/99           Yes
Environmental consulting                  RMT               Barge                   32,810     3/7/00           Yes
Software license                      Henwood Energy         WP&L                   22,313    2/11/98            No
                                      Services, Inc.
Environmental consulting                  RMT            AEG Worldwide Inc.         16,586    4/25/02           Yes
Building lease                          CRANDIC            Transfer                  2,448    12/11/98          Yes
Environmental consulting                  RMT              CRANDIC                   4,297    10/23/01          Yes


Part II. Contracts to Purchase Services or Goods Between any System Company and any Affiliate
None.

Part III. Employment of any Person by any System Company for the Performance on a Continuing Basis of Management Services
None.

ITEM 9.  EXEMPT WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

The following entities are FUCOs dissolved or sold during 2002:
    Weifang Ocean Peak Heat and Power Co. Ltd.
    Handan Chengfeng Heat and Power Co. Ltd.

The following entities are FUCOs without activity in 2002:
    Alliant Energy Operaciones de Mexico, S. de R.L. de C.V.
    Alliant Energy Servicios de Mexico, S. de R.L. de C.V.

The following entities are active FUCOs as of December 31, 2002:
    Alliant Energy Renewable Resources Ltd. (AERR)
    Anhui New Energy Heat & Power Co. Ltd. (Bengbu)
    Catleo Energia S.A. (Catleo)
    Companhia de Eletricidade de Nova Friburgo S.A. (CENF)
    Companhia Energetica da Borborema S.A. (CELB)
    Companhia Forca e Luz Cataguazes-Leopoldina S.A. (Cataguazes)
    Empresa Energetica de Sergipe S.A. (Energipe)
    Hebei Wuan Peak Heat and Power Co. Ltd. (Wuan)
    Henan Anfeng Electric Power Co. Ltd. (Anfeng)
    Henan Yongfeng Electric Power Co. Ltd. (Yongfeng)
    Infratil Ltd. (Infratil)
  * Jiaxing JIES Heat & Power Co. Ltd. (JIES)
    LDM Utility Co., S.A. de C.V. (LDM)
  * Shijiazhuang Chengfeng Cogeneration Co. Ltd. (Shijiazhuang)

    Sociedade Anonima de Eletrificacao da Paraiba S.A. (Saelpa)
    Southern Hydro Partnership (Southern Hydro)
 ** Tai An Hua Feng Peak Heat and Power Co. Ltd. (XinWen #2)
    Tangshan Peak Heat & Power Co. Ltd. (Tangshan)
        (f/k/a Tangshan Pan Western Heat & Power Co. Ltd. and Tanshan Panda
          Heat & Power Co. Ltd.)
  * Tongxiang TIES Power & Heat Co. Ltd. (TIES)
    TrustPower Ltd. (TrustPower)
    Usina Termeletrica de Juiz de Fora S.A. (Usina Termeletrica)
    Zouping Peak CHP Co. Ltd. (Zouping)

*   In existence at date of merger closing.
**  Acquired in 2002.

At December 31, 2002, Alliant Energy did not hold an ownership interest in any companies operating an exempt wholesale generator (EWG). However, during 2002, Alliant Energy did enter into an agreement to purchase an EWG (309 megawatt (MW) natural gas operating facility) in Neenah, Wisconsin. At December 31, 2002, Resources had made payments and entered into commitments to purchase the generating facility equal to approximately $60 million (excluding nonrecourse financing). During 2001, Alliant Energy also entered into an agreement to guarantee the debt security of an EWG (6 MW low Btu gas electric generating facility) in Cedar Rapids, Iowa. Both of these amounts have been included in the aggregate investment in EWGs and FUCOs identified in
Part III.

Part I.
(a). Identify the company, its location and its business address. Describe the facilities used for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas. Identify each system company that holds an interest in the company and describe the interest held.

                                                                            Description of Electric          Owner(s) / Investor(s)
                                                                         Generation, Transmission and        (Refer to Item 1 and
Name of                                      Business                    Distribution Facilities and             Item 9(b) for
Company              Location                 Address                    Gas Distribution Facilities             description)
--------------  ------------------  --------------------------------  -------------------------------------  ----------------------
AERR            (Refer to Business    Clarendon House, 2 Church                      None                         International
                     Address)         Street, Hamilton HM 11,
                                              Bermuda

Bengbu          (Refer to Business    220 Long March Road, Bengbu          80 MW coal burning electric               IEC PTE
                     Address)            Bengbu City, 233010                   generating facility.
                                           Anhui Province,
                                      People's Republic of China

Catleo          (Refer to Business     Praca Rui Barbosa 80-22           10 MW at one generating facility.          Cataguazes
                     Address)         andar/parte CEP 36770-901
                                        Cataguases, MG-Brasil

CENF            (Refer to Business  Ave. Presidente Vargas, 463-4       9 MW at three generating facilities;        Cataguazes
                     Address)         andar/parte CEP 20071-003          16 Km of transmission lines; and
                                      Rio de Janeiro, RJ-Brasil           1,295 Km of distribution lines.

CELB            (Refer to Business     Av. Elpidio de Almeida,          3 Km of transmission lines and 4,132           Pbpart
                     Address)        1111-Catole, CEP 58104-421              Km of distribution lines.
                                      Campina Grande, PB-Brasil

Cataguazes      (Refer to Business      Praca Rui Barbosa, 80           45 MW at ten generating facilities;     Holdings Brasil and
                     Address)           CEP 36770-901                    928 Km of transmission lines; and          Gipar S.A.
                                        Cataguases, MG-Brasil             18,619 Km of distribution lines.

                                       35

                                                                            Description of Electric          Owner(s) / Investor(s)
                                                                         Generation, Transmission and        (Refer to Item 1 and
Name of                                      Business                    Distribution Facilities and             Item 9(b) for
Company              Location                 Address                    Gas Distribution Facilities             description)
--------------  ------------------  --------------------------------  -------------------------------------  ----------------------
Energipe        (Refer to Business      Rua Ministro Apolonio             937 Km of transmission lines and         Energisa S.A.
                     Address)          Sales, 81, Bairro Inacio           13,149 Km of distribution lines.
                                          Barbosa 49040-230,
                                        Aracaju/Sergipe, Brasil

Wuan            (Refer to Business    No. 589, Nanhuan West Road,            24 MW coal burning electric        Wuan Peak Pte. Ltd.
                     Address)          WuAn City, Hebei Province,                generating facility.
                                      People's Republic of China

Anfeng          (Refer to Business     Industrial Demonstration              50 MW coal burning electric             Gongyi
                     Address)             Zone, Gongyi City,                     generating facility.
                                           Henan Province,
                                      People's Republic of China

Yongfeng        (Refer to Business     Industrial Demonstration               50 MW coal burning electric            Gongyi
                     Address)             Zone, Gongyi City,                      generating facility.
                                           Henan Province,
                                      People's Republic of China

Infratil        (Refer to Business          P.O. Box 320                              None                          New Zealand
                     Address)          Wellington, New Zealand

JIES            (Refer to Business    Yun He Qiao Tu, Wai Huan           Three 12 MW coal burning electric            IEC PTE
                     Address)            Road, Jiaxing City,                  generating facilities.
                                         Zhejiang Province,
                                      People's Republic of China

LDM               Puerto Penasco,      10611 North Hayden Road,                       None                         International *
                  Sonora,  Mexico     #D106, Scottsdale, AZ 85260

Shijiazhuang    (Refer to Business    North Beiguan, Zhengding           Two 12 MW coal burning electric               PPIC
                     Address)         County, Shijiazhuang City,              generating facilities.
                                       Hebei Province, People's
                                          Republic of China

Saelpa          (Refer to Business       BR 230, Km 25, Cristo            1,637 Km of transmission lines and        Pbpart SE 2
                     Address)         Redentor Joao Pessoa, Paraiba,        33,164 Km of distribution lines.
                                         Brasil CEP 58.071.680

Southern Hydro  (Refer to Business    Level 13, 500 Collins Street           528 MW at ten hydro-electric        AE Southern Hydro;
                     Address)            Melbourne VIC 3000                           stations.                 AE Hydro and Alliant
                                              Australia                                                          Energy Hydro No. 2
                                                                                                                      Pty. Ltd.

Tangshan        (Refer to Business       Benchengzhong Street                100 MW coal burning electric            Pan-Western
                     Address)          Luannan County, Tangshan                generating facility.
                                                City

TIES            (Refer to Business     B16-17 Tongxiang Economic           Two 12 MW coal burning electric             IEC PTE
                     Address)            & Development Zone,                   generating facilities.
                                         Tongxiang City,
                                         Zhejiang Province,
                                      People's Republic of China

                                       36

                                                                            Description of Electric          Owner(s) / Investor(s)
                                                                         Generation, Transmission and        (Refer to Item 1 and
Name of                                      Business                    Distribution Facilities and             Item 9(b) for
Company              Location                 Address                    Gas Distribution Facilities             description)
--------------  ------------------  --------------------------------  -------------------------------------  ----------------------
TrustPower      (Refer to Business        Private Bag 12023                  33 hydro-electric generating          Infratil and New
                     Address)           Tauranga, New Zealand            facilities and one wind farm with a           Zealand
                                                                         combined generating capacity of 455
                                                                                       MW.

Usina           (Refer to Business    Praca Rui Barbosa, 80-2o.            Two unit simple-cycle gas-fired       Catleo and Holdings
Termeletrica         Address)         andar/parte, Cataguases,             generating units with a combined             Brasil
                                       Minas Gerais, Brasil CEP             generating capability of 82 MW.
                                             36770-901

XinWen #2       (Refer to Business      Huafeng Town, Ningyang              12 MW coal burning electric             Peak Xin Wen
                      Address         County, Taian Municipality,                 generating facility                 Pte. Ltd.
                                      Shandong Province People's
                                          Republic of China

Zouping         (Refer to Business       Handian Town, Zouping             Two 25 MW coal burning electric           Zouping Peak
                     Address)         County, Binzhou Municipality,             generating facilities.                 Pte. Ltd.
                                          Shandong Province,
                                       People's Republic of China

* At December 31, 2002, International had a loan receivable (including accrued interest income) from LDM of approximately $55 million.

 (b). State the type and amount of capital invested in the company by the registered holding company, directly or indirectly. Identify any debt or other financial obligation for which there is recourse, directly or indirectly, to the registered holding company or another system company, other than an EWG or FUCO. Identify separately any direct or indirect guarantee of a security of the EWG or FUCO by the registered holding company. Identify any transfers of assets from any system company (other than an EWG or FUCO) to an affiliate EWG or FUCO. State the market value at the time of the transfer, the book value and the sale price of the transferred asset.

                                        Capital Invested
                        -------------------------------------------------
                                                                                 Debt, Guarantees or           Transfer of
       Name of                                              Amount           Other Financial Obligation       assets to EWG
       Company                    Security              (in thousands)             (in thousands)                or FUCO
----------------------- -----------------------------  ------------------  ---------------------------------------------------
AERR                    120 Common Shares                        $12                    None                       None
Bengbu                  Registered Capital                    12,800                    None                       None
Catleo                  13,149,996 Common Shares               6,773                    None                       None
CENF                    57,509,438 Common Shares               9,512                    None                       None
CELB                    93,695 Common Shares;                 46,448                    None                       None
                        18,828 Preferred Shares
Cataguazes              35,310,361,614 Common                147,533                    None                       None
                        Shares; 39,580,055,856
                        Preferred B Shares
Energipe                42,179 Common Shares; 2,388          246,882                    None                       None
                        Preferred Shares
Wuan                    Registered Capital                     7,678                    None                       None

                                       37

                                        Capital Invested
                        -------------------------------------------------
                                                                                 Debt, Guarantees or           Transfer of
       Name of                                              Amount           Other Financial Obligation       assets to EWG
       Company                    Security              (in thousands)             (in thousands)                or FUCO
----------------------- -----------------------------  ------------------  ---------------------------------------------------
Anfeng                  Registered Capital                     6,748                    None                       None
Yongfeng                Registered Capital                     6,748                    None                       None
Infratil                17,271,200 Ordinary Shares;           12,862                    None                       None
                        1,912,120 $1.40 Warrants
JIES                    Registered Capital                    13,119                    None                       None
LDM                     (*)                                      (*)                    None                       None
Shijiazhuang            Registered Capital                     9,201                    None                       None
Saelpa                  604,680,777 Common                   181,457                    None                       None
                        Shares; 996,851 Preferred
                        Shares
Southern Hydro          Not applicable                       103,418                    None                       None
Tangshan                Registered Capital                    20,969                    None                       None

TIES                    Registered Capital                     7,230                    None                       None
TrustPower              37,410,223 Ordinary Shares            69,289                    None                       None
Usina Termeletrica      12,749,997 Common Shares               8,098                    None                       None
XinWen #2               Registered Capital                     6,261                    None                       None
Zouping                 Registered Capital                    11,315                    None                       None


* At December 31, 2002, International had a loan receivable (including accrued interest income) from LDM of approximately $55 million.

(c). State the ratio of debt to common equity of the company and earnings of the company as of the end of the reporting period.

          Name of              Ratio of Debt to Common
          Company                    Equity (*)            2002 Earnings/(Losses)
----------------------------  --------------------------  --------------------------
AERR                                        0%                      ($251,345)
Bengbu                                     33%                      3,735,495
Catleo                                     34%                     (5,893,519)
CENF                                       19%                      2,320,786
CELB                                      214%                        341,251
Cataguazes                                218%                    (25,308,770)
Energipe                                   42%                     (7,536,658)
Wuan                                        0%                      1,000,569
Anfeng                                      0%                        939,262
Yongfeng                                    0%                      1,712,415
Infratil                                   81%                     10,557,392 (**)
JIES                                        0%                      1,749,724
LDM                                     2,177%                              0
Shijiazhuang                               37%                      2,550,723
Saelpa                                     35%                      9,781,841
Southern Hydro                             83%                     16,136,896
Luannan Tangshan Peak                       0%                       (444,380)
TIES                                        0%                      1,799,335
TrustPower                                 30%                        602,398 (**)
Usina Termeletrica                        674%                    (12,705,712)
XinWen #2                                   0%                        170,975
Zouping                                     0%                      3,341,832


* Intercompany debt has been excluded from the calculation of this ratio. ** Represents earnings for the 2002 fiscal year (twelve months ended
    March 31, 2002).

(d). Identify any service, sales or construction contract(s) between the company and a system company, and describe the services to be rendered or goods sold and the fees or revenues under such agreement(s).
None.

Part II. Submit as Exhibit H an organizational chart showing the relationship of each EWG and FUCO to other system companies. If the company is a subsidiary of the registered holding company, submit the financial data required in Exhibit I.

With regards to Exhibit H, FUCOs are noted as such in Item 1. System Companies and Investments Therein as of December 31, 2002.

Refer to Exhibit I for the required financial data.

Part III. State the registered holding company's aggregate investment in EWGs and FUCOs, respectively. Also state the ratio of aggregate investment to the aggregate capital investment of the registered holding company in its domestic public-utility subsidiary companies.


     Aggregate Investment in             Aggregate Capital Investment in
         EWGs and FUCOs               Domestic Public-Utility Subsidiaries
         (in thousands)                          (in thousands)                  Ratio
----------------------------------   ----------------------------------------  -----------
EWG                  $ 64,272
FUCO                  501,540
                     --------
      Total          $565,812                      $1,633,649                     35%


ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

The following items listed below which are identified with an asterisk (*) have heretofore been filed with the Securities and Exchange Commission (SEC) and are incorporated herein by reference and made a part hereof. Exhibits not so identified are filed herewith unless otherwise stated.

Consolidating Financial Statements and Notes
--------------------------------------------

Exhibits
--------

Refer to Exhibit F for a listing of the Financial Statement exhibits.

Pursuant to Exhibit A, the combined Annual Report on Form 10-K for the year ended December 31, 2002, for Alliant Energy, IP&L and WP&L is incorporated herein by reference.

The following Exhibits are filed herewith or incorporated herein by reference. Documents indicated by an asterisk (*) are incorporated herein by reference.

Exhibit A
---------
   A.1* Annual Report of Alliant Energy on Form 10-K for the year ended December 31, 2002 (incorporated by reference to File No. 1-9894)

   A.2 Annual Report to Shareowners for Alliant Energy for the year ended December 31, 2002 (Filed under cover of Form SE)

   A.3* Annual Report of IP&L on Form 10-K for the year ended December 31, 2002 (incorporated by reference to File No. 0-4117-1)

   A.4* Annual Report of WP&L on Form 10-K for the year ended December 31, 2002 (incorporated by reference to File No. 0-337)

Exhibit B
---------
Items for Exhibit B for Alliant Energy, IP&L and WP&L are incorporated herein by reference to the combined Annual Report on 10-K for the year ended December 31, 2002.

   B.1* Articles of Incorporation of Corporate Services, dated December 8, 1997 (incorporated by reference to Exhibit B.13 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.2* Articles of Amendment to Articles of Incorporation of Corporate Services, effective as of January 29, 1999 (incorporated by reference to Exhibit B.14 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.3* Bylaws of Corporate Services, effective as of January 28, 1999 (incorporated by reference to Exhibit B.15 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.4* Articles of Incorporation of Resources, effective as of January 11, 1988 (incorporated by reference to Exhibit B.16 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.5* Articles of Merger, Merging IES Diversified Inc. with and into Resources, effective as of April 21, 1998 (incorporated by reference to Exhibit B.17 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.6* Articles of Amendment to Articles of Incorporation of Resources, effective as of April 23, 1998 (incorporated by reference to Exhibit
          B.18 to Alliant Energy's Form U5S for the year ended December 31,
          1998)

   B.7* Articles of Amendment to Articles of Incorporation of Resources, effective as of December 9, 1998 (incorporated by reference to Exhibit B.19 to Alliant Energy's Form U5S for the year ended December 31, 1998)

   B.8* Bylaws of Resources, as amended, effective as of January 30, 2001 (incorporated by reference to Exhibit B.11 to Alliant Energy's U5S for the year ended December 31, 2000)

Exhibit C
---------
Items for Exhibit C for Alliant Energy, IP&L and WP&L are incorporated herein by reference to the combined Annual Report on 10-K for the year ended December 31, 2002.

Exhibit D
---------
 Tax Allocation Agreement

Exhibit E
---------
None

Exhibit F
---------
F.1 Report of Independent Public Accountants (as reported in Alliant Energy's Annual Report on Form 10-K for the year ended December 31, 2002)

The following exhibits are filed under cover of Form SE:

    F.2    Alliant Energy Consolidating Statement of Income for the year ended December 31, 2002
    F.3    Alliant Energy Consolidating Balance Sheet as of December 31, 2002
    F.4    Alliant Energy Consolidating Statement of Cash Flows for the year ended December 31, 2002
    F.5    Alliant Energy Consolidating Statement of Retained Earnings for the year ended December 31, 2002
    F.6    Resources Consolidating Statement of Income for the year ended December 31, 2002
    F.7    Resources Consolidating Balance Sheet as of December 31, 2002
    F.8    Resources Consolidating Statement of Cash Flows for the year ended December 31, 2002
    F.9    Resources Consolidating Statement of Retained Earnings for the year ended December 31, 2002
    F.10   ISCO Consolidating Statement of Income for the year ended December 31, 2002
    F.11   ISCO Consolidating Balance Sheet as of December 31, 2002
    F.12   ISCO Consolidating Statement of Cash Flows for the year ended December 31, 2002
    F.13   ISCO Consolidating Statement of Retained Earnings for the year ended December 31, 2002
    F.14   International Consolidating Statement of Income for the year ended December 31, 2002
    F.15   International Consolidating Balance Sheet as of December 31, 2002
    F.16   International Consolidating Statement of Cash Flows for the year ended December 31, 2002
    F.17   International Consolidating Statement of Retained Earnings for the year ended December 31, 2002
    F.18   Investments Consolidating Statement of Income for the year ended December 31, 2002
    F.19   Investments Consolidating Balance Sheet as of December 31, 2002
    F.20   Investments Consolidating Statement of Cash Flows for the year ended December 31, 2002
    F.21   Investments Consolidating Statement of Retained Earnings for the year ended December 31, 2002
    F.22   Transportation Consolidating Statement of Income for the year ended December 31, 2002
    F.23   Transportation Consolidating Balance Sheet as of December 31, 2002
    F.24   Transportation Consolidating Statement of Cash Flows for the year ended December 31, 2002
    F.25   Transportation Consolidating Statement of Retained Earnings for the year ended December 31, 2002


Exhibit G
---------
Beginning with 2002 filings, Financial Data Schedules are no longer required due to changes to SEC rules.

Exhibit H
---------
FUCOs are noted as such in Item 1. System Companies and Investments Therein as of December 31, 2002.

Exhibit I
---------
FUCO Financial Statements (Filed under cover of Form SE)

International is organized as a holding company for international investments of Alliant Energy. The assets of International are primarily debt and equity investments in their subsidiary companies. In 2002, International had $11.9 million of operating expenses.

Documents incorporated by reference to filings made by Alliant Energy under the Securities Exchange Act of 1934, as amended, and the Public Utility Holding Company Act of 1935 are under File No. 1-9894. Documents incorporated by reference to filings made by IP&L under the Securities Exchange Act of 1934, as amended, are under File No. 0-4117-1. Documents incorporated by reference to filings made by WP&L under the Securities Exchange Act of 1934, as amended, are under File No. 0-337. Documents incorporated by reference to filings made by IPC under the Securities Exchange Act of 1934, as amended, are under File No. 1-3632.

                                   SIGNATURE


The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.


ALLIANT ENERGY CORPORATION


By: /s/ John E. Kratchmer
-------------------------
John E. Kratchmer
Vice President-Controller and Chief Accounting Officer

Date:  May 1, 2003

                                 EXHIBIT INDEX
                                 -------------

  Exhibits     Description
  --------     -----------
     23        Consent of Independent Public Accountants
     A.2       Annual Report to Shareowners for Alliant Energy for the year ended December 31, 2002
      D        Tax Allocation Agreement
     F.1       Report of Independent Public Accountants
     F.2       Alliant Energy Consolidating Statement of Income for the year ended December 31, 2002
     F.3       Alliant Energy Consolidating Balance Sheet as of December 31, 2002
     F.4       Alliant Energy Consolidating Statement of Cash Flows for the year ended December 31, 2002
     F.5       Alliant Energy Consolidating Statement of Retained Earnings for the year ended December 31, 2002
     F.6       Resources Consolidating Statement of Income for the year ended December 31, 2002
     F.7       Resources Consolidating Balance Sheet as of December 31, 2002
     F.8       Resources Consolidating Statement of Cash Flows for the year ended December 31, 2002
     F.9       Resources Consolidating Statement of Retained Earnings for the year ended December 31, 2002
    F.10       ISCO Consolidating Statement of Income for the year ended December 31, 2002
    F.11       ISCO Consolidating Balance Sheet as of December 31, 2002
    F.12       ISCO Consolidating Statement of Cash Flows for the year ended December 31, 2002
    F.13       ISCO Consolidating Statement of Retained Earnings for the year ended December 31, 2002
    F.14       International Consolidating Statement of Income for the year ended December 31, 2002
    F.15       International Consolidating Balance Sheet as of December 31, 2002
    F.16       International Consolidating Statement of Cash Flows for the year ended December 31, 2002
    F.17       International Consolidating Statement of Retained Earnings for the year ended December 31, 2002
    F.18       Investments Consolidating Statement of Income for the year ended December 31, 2002
    F.19       Investments Consolidating Balance Sheet as of December 31, 2002
    F.20       Investments Consolidating Statement of Cash Flows for the year ended December 31, 2002
    F.21       Investments Consolidating Statement of Retained Earnings for the year ended December 31, 2002
    F.22       Transportation Consolidating Statement of Income for the year ended December 31, 2002
    F.23       Transportation Consolidating Balance Sheet as of December 31, 2002
    F.24       Transportation Consolidating Statement of Cash Flows for the year ended December 31, 2002
    F.25       Transportation Consolidating Statement of Retained Earnings for the year ended December 31, 2002
      I        FUCO Financial Statements
